UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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VAIL RESORTS, INC.
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390 Interlocken Crescent
Broomfield, Colorado 80021

NOTICE OF THE 2021 ANNUAL MEETING OF STOCKHOLDERS
To be held on December 8, 2021
October 25, 2021
To our Stockholders:
Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and directors, the 2021 Annual Meeting of Stockholders of Vail Resorts, Inc., a Delaware corporation (the “Company”), will be held via a live virtual shareholder meeting on Wednesday, December 8, 2021 at 9:00 a.m., Mountain Time. The annual meeting will be held to:
(1)elect the ten directors named in the attached proxy statement to serve for a one-year term and until their successors are elected and qualified;
(2)ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022;
(3)hold an advisory vote to approve executive compensation; and
(4)transact such other business as may properly come before the annual meeting or any adjournments or postponements of the annual meeting.
These items of business are more fully described in the Proxy Statement accompanying this notice. You will be able to attend the virtual annual meeting online by visiting www.virtualshareholdermeeting.com/MTN2021. You also will be able to vote your shares electronically at the virtual annual meeting. The annual meeting will include a discussion of and voting on matters described in the Notice of 2021 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session.  The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement.  We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we will be releasing our results for the first quarter of fiscal 2022 the following day and holding an investor call to discuss the results at such time.
Only holders of record of (i) shares of our common stock and (ii) exchangeable shares issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours, at the close of business on October 12, 2021, which we refer to as the record date, are entitled to receive notice of, and to vote at, the annual meeting or at any postponement or adjournment thereof. A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder at the annual meeting and for ten days prior to the annual meeting at our principal executive offices located at 390 Interlocken Crescent, Broomfield, Colorado 80021.
Only such stockholders, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2021 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card.
Pursuant to the “notice and access” rules of the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or about October 25, 2021, a Notice of Internet Availability of Proxy Materials to our stockholders of record and beneficial owners as of the close of business on the record date. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.
The Notice of Internet Availability of Proxy Materials will also identify the date, the time and website for the annual meeting; the matters to be acted upon at the annual meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to attend the virtual annual meeting and vote electronically. These proxy materials will be available free of charge.
Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the Proxy Statement, please vote at your earliest convenience by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you vote at the annual meeting, your previously submitted proxy will be revoked automatically and only your vote at the annual meeting will be counted. Your shares cannot be voted unless you vote by: (i) telephone, (ii) Internet, (iii) requesting a paper proxy card, to complete, sign and return by mail, or (iv) attending the virtual annual meeting and voting electronically. Please note that all votes cast via telephone or the Internet must be cast prior to 11:59 p.m., Eastern Time, on Tuesday, December 7, 2021.

By Order of the Board of Directors,
David T. Shapiro
Executive Vice President, General Counsel & Secretary

Broomfield, Colorado
October 25, 2021

i

Who We Are
We are the premier mountain resort company in the world and a leader in luxury, destination-based travel at iconic locations. We operate thirty-seven world-class destination mountain resorts and regional ski areas as well as lodging properties.

What We Believe
Everything we do needs to be aligned with our five stakeholders:
•Our Guests
•Our Employees
•Our Communities
•Our Natural Environment
•Our Shareholders

Our Mission: Experience of a Lifetime
At Vail Resorts, our mission is simple – to provide an Experience of a Lifetime. We do this this by creating an Experience of a Lifetime for our employees, so they can, in turn, provide an Experience of a Lifetime for our guests.

Our Core Values
As Vail Resorts employees, we hold ourselves accountable for living these foundational values every day in everything we do:

Do Right	Act with integrity – always do the right thing, knowing it leads to the right outcome.
Be Inclusive	Welcome everyone to our company, resorts and communities—include all races, gender identities, sexual orientations, abilities and other differences
Drive Value	Grow profit through smart and innovative business practices.
Do Good	Preserve our natural environments and contribute to the success of our local communities.
Serve Others	Take ownership of opportunities to assist our employees and guests, elevating their experiences.
Be Safe	Be committed to the safety and wellness of our employees and guests.
Have Fun	Fun is our product – create fun, enjoy your work and share the contagious spirit.

PROXY SUMMARY

         This summary contains highlights about our Company and the 2021 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the annual meeting, and we encourage you to read the entire Proxy Statement and our 2021 Annual Report on Form 10-K filed with the SEC on September 23, 2021 (the “Annual Report”) carefully before voting. Page references are provided to help you find further information in this Proxy Statement. For information concerning the annual meeting and voting on the proposals discussed in more detail in this Proxy Statement, please see “The Annual Meeting and Voting – Questions and Answers” beginning on page 57.

Corporate Governance Highlights (page 18)
We believe good governance is integral to achieving long-term stockholder value. We are committed to governance policies and practices that serve the interests of the Company and its stockholders. The Board of Directors monitors developments in governance best practices to assure that it continues to meet its commitment to thoughtful and independent representation of stockholder interests. Highlights of our corporate governance include:
•All of our director nominees are independent, except for Mr. Katz and Ms. Lynch;
•All of our Audit, Compensation and Nominating & Governance Committee members are independent;
•An independent non-executive lead director;
•Annual election of all directors;
•Majority voting standard and a director resignation policy in uncontested director elections;
•Executive sessions of independent directors held at regularly scheduled Board meetings;
•Meaningful stock ownership guidelines;
•Excellent track record of attendance by our directors at Board and committee meetings in fiscal 2021;
•Anti-hedging policy for all directors and executive officers; and
•Clawback policy applicable to executive officers for both cash and equity-based awards.

Environmental, Social & Governance Highlights
Vail Resorts is committed to creating long-term value for our business and our stakeholders through environmental, social and governance (“ESG”) practices that drive environmentally, socially and ethically sustainable behavior and promote the wellbeing of our employees, guests and communities. Highlights of our ESG commitments include:

Community Impact.  Vail Resorts is committed to helping our resort communities thrive by partnering with critical organizations to make an impact, donating more than $18 million to non-profit partners in our resort communities annually. For more information please visit epicpromise.com.

Mountain Safety.  The nature of our on-mountain operations comes with inherent safety risks, and the safety of our employees and guests is a top priority. We have dedicated health and safety teams that oversee resort operations, as well as highly trained ski patrol professionals at each resort.

COVID-19 Response.  The safety of our employees and guests has been of utmost importance to us during the COVID-19 pandemic. For detail on our response to the COVID-19 pandemic, please see the Human Capital Management disclosure in our Annual Report on Form 10-K filed with the SEC on September 23, 2021.

Commitment to Zero. Vail Resorts remains on track for achieving its sustainability goal to achieve a zero net operating footprint by 2030. The three pillars of this commitment include: zero net emissions, zero waste to landfill and zero net operating impact on forests and habitat. For more information please visit epicpromise.com.

Diversity, Equity & Inclusion (“DEI”). We believe that DEI is core to both our Company’s success and the growth of the ski industry. One of our core values is “Be Inclusive”, which means that we welcome everyone to our Company, resorts and communities, including all races, gender identities, sexual orientations, abilities and other differences.

Company Culture.  Core to our mission is to create an Experience of a Lifetime to our employees, so they can in turn provide an Experience of a Lifetime for our guests. We have a values-based leadership culture that places a premium on leader transparency, vulnerability and authenticity.

Talent Development.  We are passionate about our people, and we are focused on developing our talent and building the best teams around them. We offer a variety of leadership development programs for everyone from our entry level seasonal employees to our most senior executives.

Corporate Governance.  We believe that good governance is integral to achieving long-term value for our stakeholders. Our Board of Directors ensures that we are leading with the best governance practices to serve the interests of our Company and our stockholders, including receiving feedback from our stockholders.

Director Nominees (page 8)

The following table provides summary information about each director nominee. Each director stands for election annually. Detailed information about each director nominee’s background, skill set and areas of experience can be found beginning on page 8.

				Committee Memberships
Director Nominee	Director Since	Primary Occupation and Experience	Independent	Audit	Comp	N&G	Exec
Susan L. Decker	2015	CEO and Co-Founder of Raftr and Principal of Deck3 Ventures LLC	Yes		Chair	X
Robert A. Katz[1]	1996	Chairperson of the Board and CEO of Vail Resorts, Inc.	No				X
Kirsten A. Lynch[1]	2021	CEO (eff. Nov. 2021); current EVP and CMO of Vail Resorts, Inc.	No				X
Nadia Rawlinson	2019	Former Chief People Officer of Slack Technologies, Inc.	Yes		X
John T. Redmond	2008	President of Allegiant Travel Company	Yes	F
Michele Romanow	2016	Co-Founder and President of Clearco	Yes		X
Hilary A. Schneider	2010	President, CEO & Chair of the Board of Directors of Shutterfly, Inc.	Yes		X
D. Bruce Sewells	2013	Former SVP, General Counsel & Secretary of Apple Inc.	Yes	F		Chair	X
John F. Sorte	1993	Executive Chairman of Morgan Joseph TriArtisan Group, Inc.	Yes	Chair F	X	X	X
Peter A. Vaughn	2013	Founder and Managing Director of Vaughn Advisory Group, LLC	Yes	X
Fiscal 2021 Meetings:				4	5	1	—

Audit – Audit Committee	Exec – Executive Committee
Comp – Compensation Committee	F – Audit Committee Financial Expert
N&G – Nominating & Governance Committee	s – Lead Independent Director
1.In August 2021, the Company announced that Mr. Katz would transition into the role of Executive Chairperson effective November 1, 2021. At that time, Kirsten Lynch, the Company’s Executive Vice President and Chief Marketing Officer, will become CEO, a director of the Company and a member of the Executive Committee.
The Board of Directors held five meetings during fiscal 2021. Each of the director nominees who were directors during fiscal 2021 attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year.
Board Composition
Our ten director nominees have an effective mix of skills, experience, background and diversity of perspective. The below graphs quantify these aspects of our various board members and include Kirsten A. Lynch, who will become a director of the Company effective November 1, 2021.

Board Independence
80%
Indepedendent
Independent (8)
Non-Independent (2)

Gender Diversity
50%
Female
Male (5)
Female (5)

Board Tenure
11
Avg years of tenure
<6 years (4)
6-10 years (2)
>10 years (4)

Director Age
56
Avg director age
35-50 years (2)
51-65 years (7)
66+ years (1)

Executive Compensation Highlights (see page 30)
Under our executive compensation program, a significant portion (approximately 75%) of the CEO’s and other named executive officers’ annual target total direct compensation is variable based upon our operating performance and/or our stock price, as shown below:

In addition, for fiscal 2021, we engaged in (or refrained from) certain pay practices with respect to our named executive officer compensation program that we believe align with market best practices:
What We Do:

☑	Annual Advisory Vote to Approve Executive Compensation
☑	Independent Compensation Committee
☑	Significant Portion of Executive Compensation Tied to Performance
☑	Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives
☑	Market Alignment of Compensation but with Greater Emphasis on At- Risk Compensation
☑	Independent Compensation Consultant
☑	Clawback Policy
☑	Stock Ownership Guidelines
☑	Use of Tally Sheets
☑	Annual Risk Assessment
What We Don’t Do:

☒	No Excessive Perquisites
☒	No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits
☒	No Excise Tax Gross-Ups
☒	No Automatic Salary Increases or Guaranteed Bonuses
☒	No “Single Trigger” Automatic Payments, Benefits or Equity Vesting Upon a Change in Control
☒	No Hedging or Pledging
☒	No Equity Repricing
☒	No Pension Plans or SERPs

VOTING MATTERS AND BOARD RECOMMENDATION
The following table summarizes the proposals to be considered at the annual meeting and the Board’s voting recommendation with respect to each proposal.

Management Proposals	Board Vote Recommendation	Page Reference
Election of the ten directors named in this Proxy Statement, each for a one-year term expiring in 2022	FOR EACH NOMINEE	8
Ratification of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2022	FOR	55
Advisory vote to approve executive compensation	FOR	56

Election of Directors (Proposal No. 1)
We are asking stockholders to elect each of our nominees for the Board of Directors named in this proxy statement. Our nominees are: Susan L. Decker, Robert A. Katz, Kirsten A. Lynch, Nadia Rawlinson, John T. Redmond, Michele Romanow, Hilary A. Schneider, D. Bruce Sewell, John F. Sorte and Peter A. Vaughn. If elected, each director nominee will serve as a director for a one-year term that expires in 2022.

Ratification of PricewaterhouseCoopers LLP as Independent Auditor (Proposal No. 2)
We are asking stockholders to ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2022. The Audit Committee has selected, and the Board of Directors has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2022. Set forth below is information about its fees in fiscal 2021 and fiscal 2020.

Type of fees	2021	2020
Audit fees	$2,873,900	$2,896,000
Audit-related fees	—	—
Tax fees	135,000	178,400
Other fees	9,000	5,100
Total	$3,017,900	$3,079,500

Advisory Vote to Approve Executive Compensation (Proposal No. 3)
We are asking stockholders to cast an advisory, non-binding vote to approve compensation awarded to our named executive officers. The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers and senior management to drive superior results and generate stockholder value. Additional information regarding our executive compensation may be found elsewhere in this Proxy Statement.

MEETING INFORMATION

Date and time:	December 8, 2021, 9:00 a.m. Mountain Time
Website:	www.virtualshareholdermeeting.com/MTN2021
Record date:	October 12, 2021
Voting:	Stockholders at the close of business on the record date may vote at the Annual Meeting of Stockholders. Each share is entitled to one vote on each matter to be voted upon.

390 Interlocken Crescent
Broomfield, Colorado 80021

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS
We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Vail Resorts, Inc. (the “Company”) to be voted at our annual meeting, which will take place on Wednesday, December 8, 2021 at 9:00 a.m., Mountain Time, via a live virtual shareholder meeting, and at any adjournment or postponement thereof. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this Proxy Statement.
In accordance with the “notice and access” rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include our Proxy Statement and annual report, to our stockholders over the Internet. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials, unless you have previously made a permanent election to receive these materials in hard copy or unless you request a printed copy as described below. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.
It is anticipated that the Notice of Internet Availability of Proxy Materials will be mailed, and this Proxy Statement will be made available, to stockholders on or about October 25, 2021.

PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, ten directors will be nominated for election to the Board to serve for the next year and until their respective successors are elected and qualified. The nominees are Mmes. Decker, Lynch, Rawlinson, Romanow and Schneider and Messrs. Katz, Redmond, Sewell, Sorte and Vaughn. Each of the nominees is currently a director of the Company and all nominees were previously elected by stockholders, except for Ms. Lynch. Ms. Lynch was recommended to be a director of the Company by the Nominating and Governance Committee and was appointed by the Board to be a director, effective November 1, 2021, in connection with her appointment as Chief Executive Officer of the Company.
The persons named as proxies in the accompanying proxy, who have been designated by the Board, intend to vote, unless otherwise instructed in such proxy, “FOR” the election of Mmes. Decker, Lynch, Rawlinson, Romanow and Schneider and Messrs. Katz, Redmond, Sewell, Sorte and Vaughn as directors. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of a substitute nominee, if any, proposed by the Board. Each person nominated for election has agreed to serve if elected. Our Board has no reason to believe that any nominee will be unable to serve. The proxies solicited by this proxy statement may not be voted for more than ten nominees.
INFORMATION WITH RESPECT TO NOMINEES
The Nominating & Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the Board has the ability to perform its oversight function effectively. The Nominating & Governance Committee has determined that the Board will be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policymaking and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.
The Nominating & Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Nominating & Governance Committee does not have a formal diversity policy; however, in connection with the annual nomination process, the Nominating & Governance Committee considers the diversity of candidates to ensure that the Board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the Board’s overall effectiveness in carrying out its responsibilities. The Nominating & Governance Committee assesses the effectiveness of its efforts at achieving a diverse Board when it annually evaluates the Board’s composition.
The Nominating & Governance Committee considers the following specific characteristics in making its nominations for our Board: independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience.
At the Annual Meeting, director nominees will stand for election for one-year terms, expiring at the 2022 Annual Meeting of Stockholders. The following sets forth the name and age of each director, identifies whether the director is currently a member of the Board, lists all other positions and offices, if any, now held by him or her with the Company, and specifies his or her principal occupation during at least the last five years.

Director Nominee	Business Experience, Other Directorships and Qualifications

SUSAN L. DECKER
Age – 58

CEO & Co-Founder of Raftr

Director Since
September 2015

Independent

Committees:
Compensation (Chair), Nominating & Governance

Current Public Directorships:
Berkshire Hathaway, Inc.
Costco Wholesale Corporation
Momentive Inc.

Ms. Decker is CEO and co-founder of Raftr, a college campus social platform which was launched in 2017. In addition, Ms. Decker is the principal of Deck3 Ventures LLC, a privately held consulting and advisory firm, a position she has held since 2009. Ms. Decker currently serves on the boards of directors of Automattic, Berkshire Hathaway Inc., Chime Financial, Inc., Costco Wholesale Corporation, InterPrivate II Acquisition Corp., Momentive Inc. (formerly SurveyMonkey) and Vox Media, Inc. During the 2009 - 2010 academic year, Ms. Decker served as Entrepreneur-in-Residence at Harvard Business School. Prior to that, from June 2000 to April 2009, she held various executive management positions at Yahoo! Inc., a global Internet brand, including President (June 2007 to April 2009), head of the Advertiser and Publisher Group (December 2006 to June 2007) and Chief Financial Officer (June 2000 to June 2007). Prior to joining Yahoo!, she spent 14 years with Donaldson, Lufkin & Jenrette (DLJ), most recently as Managing Director, global equity research (1998 - 2000), and previously as an equity research analyst, covering publishing and advertising stocks from 1986 to 1998.

Skills and Qualifications:

• Leadership and Finance experience—former lead director of an international manufacturer of microprocessors and chipsets (Intel); current principal of corporate advisory firm (Deck3); former president and CFO of large public global technology company (Yahoo!); former entrepreneur-in-residence for leading business school (Harvard); former global director of equity research for an investment bank (DLJ)

• Technology and International experience—director of a large, diverse multinational conglomerate (Berkshire); director of a financial technology and mobile banking company (Chime); director of a leading global retailer (Costco); former director of an international manufacturer of microprocessors and chipsets company (Intel); leadership positions at large public global technology company (Yahoo!); former director of global equity research for an investment bank (DLJ); director of a cloud-based software as a service (SaaS) company (Momentive); CEO & co-founder of a digital media product (Raftr)

Director Nominee	Business Experience, Other Directorships and Qualifications

ROBERT A. KATZ Age – 54 CEO & Chairperson of the Board, Vail Resorts, Inc. Director Since June 1996 Chairperson of the Board Since March 2009 Committees: Executive
Mr. Katz is the Chairperson and Chief Executive Officer of Vail Resorts. Effective November 1, 2021, Mr. Katz will step down as Chief Executive Officer and become Executive Chairperson of the Board. Mr. Katz has served as Chairperson since March 2009 and previously he served as Lead Director from June 2003 until his appointment as Chief Executive Officer in February 2006. Mr. Katz has served on the Board of Directors of Vail Resorts since 1996 and has been involved with the Company since 1991. Prior to becoming the Chief Executive Officer, he was associated with Apollo Management L.P., a private equity investment firm, since its founding in 1990. Mr. Katz and his wife are the founders and board members of the Katz Amsterdam Foundation, which seeks to help address behavioral health challenges in mountain resort communities and support organizations that are working to address racial justice challenges across the United States. Mr. Katz currently serves on the Wharton Leadership Advisory Board and the Fast Company Impact Council, and he has previously served on numerous private, public and non-profit boards.

Skills and Qualifications:

• Leadership, Industry and Marketing experience—professional association with Vail Resorts began in 1992 and has been involved with all major strategic decisions for over two decades; CEO since 2006 with unique insight and information regarding the Company’s strategy, operations and business and experience with global branding, development and strategy, as well a unique historical perspective into the operations and vision for the Company (Vail Resorts)

• Finance experience—current CEO of large public company (Vail Resorts); former senior partner at large private equity investment firm (Apollo)

Director Nominee	Business Experience, Other Directorships and Qualifications

 KIRSTEN A. LYNCH
Age – 53

CEO (effective November 1, 2021); current Executive Vice President & Chief Marketing Officer
Vail Resorts, Inc.

Director Effective
November 2021

Current Public Directorships:
Stitch Fix, Inc.

Ms. Lynch will become Chief Executive Officer and a director of Vail Resorts effective November 1, 2021, and has served as Executive Vice President and Chief Marketing Officer since July 2011. Prior to joining the Company, Ms. Lynch was with PepsiCo, Inc., where she was Chief Marketing Officer of the Quaker Foods and Snacks Division from 2009 to 2011, leading the brand marketing, consumer insights and shopper marketing organization. Prior to PepsiCo, Kirsten worked for Kraft Foods for 12 years in various positions including Vice President of Marketing for Kraft Foods’ Cheese and Dairy Business Unit and Senior Marketing Director for Kraft Macaroni & Cheese. Ms. Lynch started her career with Ford Motor Company in marketing and sales. Ms. Lynch is also a member of the board of directors of Stitch Fix, Inc., a publicly traded e-commerce company focused on personalized data-driven fashion.

Skills and Qualifications:

• Leadership experience—current executive vice president and Chief Marketing Officer of a large public company (Vail Resorts); former Chief Marketing Officer at multinational food and beverage corporation (PepsiCo); former vice president of marketing for large food manufacturing conglomerate (Kraft); director at publicly traded e-commerce company (Stitch Fix)

• Industry and Marketing experience—Chief Marketing Officer at two major corporations leading brand marketing and consumer insights across the enterprises (Vail Resorts, PepsiCo); multiple marketing positions, including vice president, overseeing various product divisions (Kraft); marketing and sales at multinational automobile manufacturer (Ford)

Director Nominee	Business Experience, Other Directorships and Qualifications

NADIA RAWLINSON Age – 42 Former Chief People Officer, Slack Technologies, Inc. Director Since December 2019 Independent Committees: Compensation
Ms. Rawlinson was most recently the Chief People Officer of Slack Technologies, Inc., a leading channel-based messaging platform, responsible for shaping the future of work and overseeing human resources strategy, a position she held from September 2020 until August 2021. From June 2016 to September 2020, she was the Chief Human Resources Officer at Live Nation Entertainment leading HR for the company’s 35,000 full time and seasonal employees. Prior to that, Ms. Rawlinson worked as the Chief Human Resources Officer at Rakuten Americas, part of Japan-based Rakuten Group, one of the largest Internet services companies in the world. Before joining Rakuten Americas, she operated in both HR and Business leadership roles holding senior positions at Groupon, American Express, Rent the Runway and Google. Ms. Rawlinson is currently a director at J.Crew Group, Inc. serving as a member of the compensation committee and also serves as chair for the CHRO Board Academy, a private/non-profit professional organization. Ms. Rawlinson received her BA from Stanford University and MBA from Harvard Business School.

Skills and Qualifications:

• Leadership experience— former Chief People Officer of leading channel-based messaging platform (Slack); former Chief Human Resources Officer of a Fortune 500 live music entertainment company (Live Nation); former Chief Human Resources Officer of a large international internet services company (Rakuten Americas); leadership positions at various technology and financial services companies (Groupon, Rent the Runway, American Express)

• Industry and Technology experience—former Chief Human Resources Officer of large international ecommerce and SAAS technology companies (Rakuten Americas, Slack Technologies)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN T. REDMOND Age – 63 President, Allegiant Travel Company Director Since March 2008 Independent Committees: Audit Current Public Directorships: Allegiant Travel Company
Mr. Redmond has served as the President of Allegiant Travel Company since September 2016 and also serves as a director of Allegiant. Previously, Mr. Redmond was the Managing Director and Chief Executive Officer of Echo Entertainment Group Limited, a leading Australian entertainment and gaming company, from January 2013 to April 2014, and previously served as a non-executive director from March 2012 to January 2013. Mr. Redmond was President and Chief Executive Officer of MGM Grand Resorts, LLC, a collection of resort-casino, residential living and retail developments, and a director of its parent company, MGM Resorts International, from March 2001 to August 2007. He served as Co-Chief Executive Officer and a director of MGM Grand, Inc. from December 1999 to March 2001. Mr. Redmond was President and Chief Operating Officer of Primm Valley Resorts from March 1999 to December 1999 and Senior Vice President of MGM Grand Development, Inc. from August 1996 to February 1999. Prior to 1996, Mr. Redmond was Senior Vice President and Chief Financial Officer of Caesars Palace and Sheraton Desert Inn, having served in various other senior operational and development positions with Caesars World, Inc. Mr. Redmond previously served on the board of directors of Tropicana Las Vegas Hotel and Casino, Inc.

Skills and Qualifications:

• Leadership and Finance experience—former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM); president and director of low-cost, high-efficiency, all-jet passenger airline (Allegiant)

• Industry and International experience—president and director of leisure travel company (Allegiant); former CEO of large public entertainment and gaming company (Echo); former senior officer and director of large public entertainment and gaming company (MGM)

Director Nominee	Business Experience, Other Directorships and Qualifications

MICHELE ROMANOW Age – 36 Co-Founder & President, Clearco Director Since October 2016 Independent Committees: Compensation
Ms. Romanow is the Co-Founder and President of Clearco (formerly Clearbanc), a technology company changing the way companies raise money by providing fast, affordable growth capital to online brands. Clearco has invested $2.5 billion into 5,500+ companies and is headquartered in Toronto, Canada. Previously, Ms. Romanow was the Co-Founder of Snap by Groupon (previously SnapSaves), which was founded in March 2012 and acquired by Groupon, Inc. in June 2014. She served as a senior marketing executive for Groupon from June 2014 until March 2016. In February 2011, Ms. Romanow founded Buytopia.ca, a Canadian ecommerce leader. Prior to that she was Director of Corporate Strategy & Business Improvement for Sears Canada. Ms. Romanow is also one of the venture capitalists on the award winning CBC series Dragons’ Den. Ms. Romanow is a member of the board of directors of BBTV Holdings Inc, a Canadian media and technology company whose stock is publicly traded on the Toronto Stock Exchange. Ms. Romanow was previously a member of the board of directors of Whistler Blackcomb, which was acquired by Vail Resorts in October 2016, SHAD, a Canadian charity for high school students, Freshii Inc., a publicly listed Canadian fast casual restaurant franchise and League of Innovators, a Canadian charity. She holds a Bachelor of Science in Engineering and a Master of Business Administration from Queen’s University.

Skills and Qualifications:

• Leadership experience—co-founder and president of Clearco; co-founder of SnapSaves (now Snap by Groupon) and former head of marketing of Snap by Groupon; co-founder and former partner of Buytopia.ca; former director of Freshii; former director of Whistler Blackcomb

• Technology and Marketing experience—former senior marketing executive (Groupon); co-founder of three technology companies (Clearco, SnapSaves and Buytopia.ca)

Director Nominee	Business Experience, Other Directorships and Qualifications

HILARY A. SCHNEIDER Age – 60 President, CEO & Chair of the Board of Directors, Shutterfly, Inc. Director Since March 2010 Independent Committees: Compensation Current Public Directorships: DigitalOcean, Inc.
In January 2020, Ms. Schneider was appointed President, Chief Executive Officer, and Chair of the Board of Directors of Shutterfly, Inc., a leading digital retailer and manufacturer of personalized products and services. From January 2018 to November 2019 she served as CEO of Wag!, the country's largest on-demand mobile dog walking and dog care service. Prior to that, Ms. Schneider served as the CEO of LifeLock, Inc., a leading provider of identity theft protection, identity risk assessment and fraud protection services, a position she held since March 2016 until the acquisition of LifeLock by Symantec in February 2017. From September 2012 to February 2016, she served as the President of LifeLock, Inc. From March 2010 to November 2010, Ms. Schneider served as Executive Vice President at Yahoo! Americas. She joined Yahoo! in September 2006 when she led the company’s U.S. region, Global Partner Solutions and Local Markets and Commerce divisions. Prior to joining Yahoo!, she held senior leadership roles at Knight Ridder, Inc., from April 2002 to January 2005, including Chief Executive Officer of Knight Ridder Digital before moving to co-manage the company's overall newspaper and online business. From 2000 to 2002, Ms. Schneider served as President and CEO of Red Herring Communications. She also held numerous roles at Times Mirror from 1990 through 2000, including President and CEO of Times Mirror Interactive and General Manager of the Baltimore Sun. Ms. Schneider serves as a senior advisor for TPG Capital and also currently serves on the board of directors of DigitalOcean, Inc, a cloud-based service provider, Getty Images, Inc. a visual media company, and Water.org, a non-profit organization. Ms. Schneider was also previously a member of the board of directors of LifeLock, Inc. and SendGrid, Inc.

Skills and Qualifications:

• Leadership experience—president and CEO of leading digital retailer and personalized products manufacturer (Shutterfly, Inc.), former CEO of an on-demand dog walking & dog care company (Wag!), former director, president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!)

• Industry and Marketing experience—former president and CEO of large public identity and fraud protection company (LifeLock); leadership positions at large public global technology company (Yahoo!); former director of a SaaS-based multi-channel engagement platform (SendGrid); senior advisor to large private equity investment firm (TPG)

Director Nominee	Business Experience, Other Directorships and Qualifications

 D. BRUCE SEWELL
Age – 63

Former Senior Vice President, General Counsel & Secretary
Apple Inc.

Director Since
January 2013

Lead Independent Director Since June 2019

Independent

Committees:
Audit, Executive, Nominating & Governance (Chair)

Current Public Directorships: C3.ai, Inc.

From September 2009 until December 2017, Mr. Sewell was Senior Vice President, General Counsel and Secretary of Apple Inc., overseeing all legal matters for Apple, including corporate governance, intellectual property, litigation and securities compliance, as well as global security operations, privacy and encryption. Prior to joining Apple, Mr. Sewell served as Senior Vice President, General Counsel of Intel Corporation from 2005 to 2009. He also served as Intel’s Vice President, General Counsel from 2004 to 2005 and Vice President of Legal and Government Affairs, Deputy General Counsel from 2001 to 2004. Prior to joining Intel in 1995 as a senior attorney, Mr. Sewell was a partner in the law firm of Brown and Bain PC. He currently serves on the board of directors and as chair for the nominating & governance committee of C3.ai, Inc., an enterprise artificial intelligence software company and serves on the board of Clearco, a privately held growth capital technology company. Mr. Sewell also serves on the board of Village Enterprise, a charitable organization focusing on training and creating sustainable businesses in Africa, and is the President and Director of Friends of Lancaster University in America, a non-profit organization supporting higher education.

Skills and Qualifications:

• Leadership and Finance experience—prior general counsel of a large international public company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel)

• Technology and International experience—prior general counsel of international public mobile communication, personal computer, software and media devices company (Apple); leadership positions at international manufacturer of microprocessors and chipsets (Intel); leadership position at cloud-based enterprise Platform as a Service (PaaS) for deployment of big data, AI & IoT software applications (C3.ai)

Director Nominee	Business Experience, Other Directorships and Qualifications

JOHN F. SORTE Age – 74 Executive Chairman, Morgan Joseph TriArtisan Group Inc. Director Since January 1993 Independent Committees: Audit (Chair), Compensation, Nominating & Governance, Executive
Mr. Sorte is Executive Chairman of Morgan Joseph TriArtisan Group Inc., a merchant bank. Prior to co-founding Morgan Joseph in 2001, he was President of New Street Advisors L.P. He previously held various positions at Drexel Burnham Lambert, including Head of the Energy Group, Co-head of Investment Banking and Chief Executive Officer and member of the board of directors. Mr. Sorte started his career as an investment banker at Shearson Hammill. Mr. Sorte also serves on the board of directors of Shorts International Ltd. and previously served on the board of directors of Autotote Corp. and Westpoint Stevens Inc., as well as several private companies and non-profit organizations.

Skills and Qualifications:

• Leadership and Finance experience—executive chairman of merchant bank (Morgan Joseph); former president of private equity firm (New Street); prior leadership positions at global investment bank (Drexel)

• International experience—executive chairman of merchant bank with international operations (Morgan Joseph); prior leadership positions at global investment bank (Drexel)

Director Nominee	Business Experience, Other Directorships and Qualifications

PETER A. VAUGHN Age – 57 Founder & Managing Director, Vaughn Advisory Group, LLC Director Since June 2013 Independent Committees: Audit
Mr. Vaughn is the Founding and Managing Director of the Vaughn Advisory Group, LLC, a privately-held company providing advisory and consulting services on global marketing, brand strategy, business strategy, organizational effectiveness and executive coaching. From July 2018 to January 2020, Mr. Vaughn served as Chief Experience Officer of Avenues: The World School, a privately-held, for-profit global network of independent schools headquartered in New York. From January 2013 through November 2014, he was the Senior Vice President of International Consumer Products and Marketing of the American Express Company, providing strategic marketing leadership for the company’s consumer card-issuing and network businesses in over 160 countries worldwide, with a focus on product line strategy, benefit sourcing and management, product innovation, brand management, communications and advertising. Previously, he held several senior marketing roles within American Express, including serving as Chief Marketing Officer of Global Network Services from 2011 to January 2013, Senior Vice President of Global Brand Management from 2005 to 2011, Vice President of Marketing for the Travelers Cheque and Prepaid Services Group from 2002 to 2004, Vice President and General Manager of Lending for the Small Business Division in 2001 and Vice President of Acquisition and Advertising for Small Business Services from 1999 to 2001. From 1994 to 1999, he held several positions overseas in the Consumer Services Group of American Express, including Vice President of International Product Development, European Head of Revolving Credit and Lending and Senior Director of European Product Development. Mr. Vaughn joined American Express in 1992, acting as Director of Marketing for the Consumer Financial Services Group.

Skills and Qualifications:

• Leadership and International experience—former senior global marketing positions and senior business leader in multiple business lines at a global, public financial services company (American Express); executive of global school network (Avenues)

• Marketing and Finance experience—principal of privately-held global brand strategy and marketing company (Vaughn Advisory Group); former senior global marketing positions and senior business leader in multiple business lines with operational marketing and profit/loss responsibility at a global, public financial services company (American Express); former senior executive of a global private school network (Avenues)

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE
NOMINEES NAMED ABOVE.

MANAGEMENT
The Company’s executive officers, as well as additional information with respect to such persons, are set forth below:

Name	Age	Position
Robert A. Katz	54	Chairperson and Chief Executive Officer
Michael Z. Barkin	43	Executive Vice President and Chief Financial Officer
Kirsten A. Lynch	53	Executive Vice President and Chief Marketing Officer
James C. O’Donnell	51	President - Mountain Division
David T. Shapiro	51	Executive Vice President, General Counsel and Secretary
Gregory J. Sullivan	50	Senior Vice President, Retail & Hospitality
For biographical information about Mr. Katz and Ms. Lynch, see “Director Nominees” above.
        Michael Z. Barkin has served as Executive Vice President and Chief Financial Officer since April 2013. Mr. Barkin previously served as Vice President of Strategy and Development since July 2012. Prior to joining the Company, he was a principal at KRG Capital Partners (“KRG”), a private equity investment firm, where he was a member of the investment team since 2006. At KRG, Mr. Barkin was responsible for managing new acquisitions and had portfolio company oversight across multiple sectors. Prior to KRG, he worked at Bain Capital Partners, a private equity investment firm, and Bain & Company, a strategy and consulting firm. Mr. Barkin currently serves on the board of directors, compensation committee, and as audit committee chair of Clear Secure, Inc., the secure biometrics identity company, and serves on the board of directors of the National Forest Foundation and the Museum of Contemporary Art in Denver.
James C. O’Donnell was appointed President of the Mountain Division in June 2021, leading the mountain operations across all resorts, as well as overseeing the real estate business. Mr. O’Donnell joined Vail Resorts in 2002 and has held numerous leadership positions including Senior Vice President of Lodging and Real Estate, Chief Operating Officer of Vail Resorts Hospitality and Chief Financial Officer for the Hospitality Division before he was appointed Executive Vice President of Hospitality, Retail and Real Estate in 2016. Prior to 2002, Mr. O’Donnell specialized in the hospitality and real estate industries as an Assurance and Business Advisory Services Manager at Arthur Andersen.

 David T. Shapiro has served as Executive Vice President, General Counsel and Secretary since July 2015. Prior to joining the Company, Mr. Shapiro served as General Counsel and Senior Vice President for DaVita Kidney Care, a division of DaVita Inc., overseeing all aspects of the division’s legal work. Mr. Shapiro joined DaVita in 2008, serving as Senior Vice President and Chief Special Counsel from 2012 to 2013 and as Senior Vice President and Chief Compliance Officer from 2008 to 2012. From 2003 to 2007, he served as a trial attorney for the U.S. Department of Justice’s Civil Frauds Section in Washington, D.C. and, prior to that, in private practice at law firms in Connecticut, Philadelphia and Washington, D.C. Mr. Shapiro currently serves as a member of the board of directors of the Denver Metro Chamber of Commerce, and board of trustees for Colorado Academy. He has previously served on other private and non-profit boards, including the Children's Hospital Colorado and the Denver Public School Foundation.

Gregory J. Sullivan was appointed Senior Vice President of Retail and Hospitality in June 2021 after joining the Company in September 2016 as Chief Operating Officer of Rental and Retail. Prior to joining Vail Resorts, Mr. Sullivan was the Senior Vice President of Global Business Transformation at Crocs, Inc. and before that he held numerous roles in a 20-year career with Walmart, culminating as a Division President, overseeing the Southeast Division based in Atlanta. Mr. Sullivan has previously served on the board of directors for SOS Outreach and as a council member of Executive Leadership Development for the American Diabetes Association.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
Set forth in the following table is the beneficial ownership of common stock at the close of business on October 12, 2021 for all directors, nominees, named executive officers and all directors and named executive officers as a group as of such date.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class(1)
Susan L. Decker	5,483	*
Nadia Rawlinson	1,660	*
John T. Redmond	19,872	*
Michele Romanow	4,353	*
Hilary A. Schneider	20,694	*
D. Bruce Sewell	18,173	*
John F. Sorte	45,912	*
Peter A. Vaughn	6,922	*
Robert A. Katz	483,267(2)	1.2%
Michael Z. Barkin	31,478(3)	*
Patricia A. Campbell	19,116(4)	*
Kirsten A. Lynch	45,613(5)	*
James C. O’Donnell	10,758(6)	*
David T. Shapiro	8,024(7)	*
Directors and current executive officers as a group (14 persons)	706,799(8)	1.7%

* Less than 1.0%.
(1)Applicable percentages are based on 40,449,022 shares outstanding on October 12, 2021, adjusted as required by rules promulgated by the SEC. Unless indicated by footnote, the address for each listed director and executive officer is c/o Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated by footnote, the person named in the table has sole voting and investment power with respect to all shares of common stock beneficially owned by them.
The number of shares of common stock outstanding used in calculating the percentage for each listed person includes the restricted share units, or RSUs, and common stock underlying share appreciation rights, or SARs, held by that person that are currently exercisable or are exercisable within 60 days of October 12, 2021, but excludes RSUs and our common stock underlying SARs held by any other person.
(2)Includes 243,166 shares of common stock underlying 407,832 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(3)Includes 13,154 shares of common stock underlying 42,008 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(4)Includes 9,616 shares of common stock underlying 34,979 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(5)Includes 22,545 shares of common stock underlying 55,606 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(6)Includes 3,496 shares of common stock underlying 12,696 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(7)Includes 5,060 shares of common stock underlying 18,329 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).
(8)Includes 291,346 shares of common stock underlying 547,459 SARs (assuming a fair market value of $339.37, the closing price of our common stock on October 12, 2021).

INFORMATION AS TO CERTAIN STOCKHOLDERS
Set forth below is certain information with respect to the only persons known to the Company to be the beneficial owners of more than five percent of the Company’s voting securities at the close of business on October 12, 2021.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Shares	Percent of Class (1)
T. Rowe Price Associates, Inc. (2)	4,918,520	12.2%
Ronald Baron/Baron Capital Management, Inc. (3)	4,421,823	10.9%
The Vanguard Group, Inc. (4)	3,538,135	8.7%
BlackRock Inc. (5)	2,557,247	6.3%
APG Asset Management US Inc. (6)	2,196,750	5.4%

(1)Applicable percentages are based on 40,449,022 shares outstanding on October 12, 2021.
(2)As reported by T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc., on a joint Schedule 13G/A filed with the SEC on February 16, 2021. The address for the holder is 100 East Pratt Street, Baltimore, MD 21202.
(3)As reported by Baron Capital Group, Inc. (“BCG”), BAMCO Inc. (“BAMCO”), Baron Capital Management Inc. (“BCM”), Baron Growth Fund (“BGF”) and Ronald Baron and on a joint Schedule 13G/A filed with the SEC on February 12, 2021. BAMCO and BCM are subsidiaries of BCG. BGF is an advisory client of BAMCO. Ronald Baron owns a controlling interest in BCG. The address for the holders is 767 Fifth Avenue, 49th Floor, New York, NY 10153.
(4)As reported by The Vanguard Group on a Schedule 13G/A filed with the SEC on February 8, 2021. The address for the holder is 100 Vanguard Blvd, Malvern, PA 19355.
(5)As reported by BlackRock Inc. on a Schedule 13G/A filed with the SEC on February 4, 2021. The address for the holder is 55 East 52nd Street, New York, NY 10055.
(6)As reported by APG Asset Management US Inc. (“APG US”) on a Schedule 13G/A filed with the SEC on January 15, 2021. APG Asset Management, N.V. (“APG NL”) is wholly-owned by APG Groep, N.V. (“APG Groep”) and is the investment manager with respect to the securities to which this statement relates. Pursuant to an Investment Management Agreement, APG NL has delegated its investment and voting power with respect to such securities to APG US, which is its wholly-owned subsidiary. Stichting Pensioenfonds ABP is the majority owner of APG Groep. The address for the holder is 666 3rd Ave, New York, NY 10017.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES
The Board acts as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the Company’s stockholders. The Board selects, advises and oversees our management, who are responsible for the day-to-day operations and administration of the Company. The Board has adopted Corporate Governance Guidelines which, along with the charters of each of the committees of the Board and the Company’s Code of Ethics and Business Conduct, which we refer to as the Code of Ethics, provide the framework for the governance of the Company. A complete copy of the Company’s Corporate Governance Guidelines, the charters of the Board committees and the Code of Ethics for directors, officers and employees may be found in the “Governance” section of the Company’s website at investors.vailresorts.com. Copies of these materials are also available in print, without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.
BOARD LEADERSHIP AND LEAD INDEPENDENT DIRECTOR

Currently, the positions of Chairperson of the Board and Chief Executive Officer of the Company are held by the same person, Mr. Katz, however, effective November 1, 2021, Mr. Katz will become the Executive Chairperson of the Board, while Ms. Lynch will become Chief Executive Officer and a non-independent director. When the Chairperson of the Board is a non-independent director, the independent directors elect an independent director to serve in a lead capacity. Mr. Katz will serve as Executive Chairperson of the Board and Mr. Sewell serves as our Lead Independent Director, or Lead Director.

The Board believes that two leaders serving as Executive Chairperson and Chief Executive Officer, together with an experienced and engaged Lead Director, is the most appropriate leadership structure for the Board at this time. This structure results in two leaders being directly accountable to the Board and, through the Board, to stockholders. Specific duties of the Executive Chairperson and the Leader Director are:

EXECUTIVE CHAIRPERSON OF THE BOARD	LEAD DIRECTOR
•Advising and supporting the CEO and other executives on long-term strategy and key strategic decisions;
•Providing regular feedback to the CEO on their performance;
•Engaging in select, key strategic projects, and initiatives;
•Setting the agenda for Board meetings with the Lead Director and the CEO;
•Having the authority to call special meetings of the Board and such other duties assigned to the Chairperson under the Company’s Bylaws;
•Serving as a liaison between the Board and Senior Management;
•Monitor the content, quality and timeliness of information sent to the Board;
•Acting as a source of institutional knowledge; and
•Being available to the Board and the CEO for additional responsibilities as may be needed.

•Presiding over meetings of the Board at which the Executive Chairperson is not present, including executive sessions of independent directors;
•Having the authority to call meetings of the independent directors;
•Serving as the presiding director for purposes of all rights and duties assigned to the presiding director under the Company’s Bylaws, including the right to call special meetings of the Board;
•Serving as principal liaison on Board-wide issues between the independent directors and the Executive Chairperson;
•Approving meeting agendas and meeting schedules for the Board;
•Serving as the point of contact for communications from stockholders or other interested parties directed to the Lead Director or the non-management directors or the Board as a group; and
•Such other duties as set forth in the Charter of the Lead Independent Director (attached as Appendix A to the Corporate Governance Guidelines).

MEETINGS OF THE BOARD
The Board held a total of five meetings during fiscal 2021. Each of our then-serving directors attended at least 75% of the meetings held by the Board and Board committees on which he or she served during the fiscal year. In accordance with our

Corporate Governance Guidelines, directors are invited and encouraged to attend our annual meeting of stockholders. All of our then-serving directors attended our 2020 annual meeting of stockholders, except for Ms. Romanow due to a conflict.
EXECUTIVE SESSIONS
The non-management directors’ practice is to meet in executive session following the conclusion of each regularly scheduled quarterly Board meeting to discuss such matters as they deem appropriate and, at least once a year, to review the Compensation Committee’s annual review of the Chief Executive Officer, and starting with fiscal 2022, for the Executive Chairperson. These executive sessions are chaired by the Lead Director. Interested parties, including our stockholders, may communicate with the Lead Director and the non-management directors by following the procedures under the heading “Communications with the Board” below.
DIRECTOR NOMINATIONS
The Nominating & Governance Committee considers and recommends candidates for election to the Board. The Nominating & Governance Committee also considers candidates for election to the Board, if any, that are submitted by stockholders. Each member of the Nominating & Governance Committee participates in the review and discussion of director candidates. In addition, members of the Board who are not on the Nominating & Governance Committee may meet with and evaluate the suitability of candidates. In making its selections of candidates to recommend for election, the Nominating & Governance Committee seeks persons who have achieved prominence in their field and who possess significant experience in areas of importance to the Company. The minimum qualifications that the Nominating & Governance Committee believes must be met for a candidate to be nominated include independence, wisdom, integrity, understanding and general acceptance of the Company’s corporate philosophy, business or professional knowledge and experience that can bear on the Company’s and the Board’s challenges and deliberations, proven record of accomplishment with excellent organizations, inquiring mind, willingness to speak one’s mind, ability to challenge and stimulate management, future orientation, willingness to commit time and energy, diversity and international/global experience. In general, directors are expected to retire from the Board at the conclusion of the term in which they reach age 72, unless otherwise recommended for nomination by the Nominating & Governance Committee, which the Nominating & Governance Committee determined to do with respect to Mr. Sorte, who has attained the age of 74, particularly in light of his knowledge of and experience with the Company as well as his financial acumen.
Stockholders who wish to submit candidates for consideration by the Nominating & Governance Committee for election at an annual or special meeting of stockholders should submit the candidate’s name and qualifications, including the candidate’s consent to serve as a director of the Company if nominated by the Committee and so elected, by mail to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. The Nominating & Governance Committee applies the same standards in considering candidates submitted by stockholders as it does in evaluating candidates submitted by members of the Board. The Nominating & Governance Committee recommended the nominees for election at this year’s annual meeting, all of whom, except for Ms. Lynch, are currently serving as directors. Ms. Lynch was recommended to be a director of the Company by the Nominating and Governance Committee and was appointed by the Board to be a director, effective November 1, 2021, in connection with her appointment as Chief Executive Officer of the Company.
DETERMINATIONS REGARDING INDEPENDENCE
Under the Company’s Corporate Governance Guidelines, a majority of the Board must be comprised of directors who are independent, as determined based on the independence standards of the NYSE’s Listed Company Manual. In accordance with our Corporate Governance Guidelines and the NYSE’s listing standards, the Board has adopted categorical standards of director independence to assist it in making determinations of independence of Board members. These categorical standards of director independence are available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. The Board has affirmatively determined that each of the nominees, other than Mr. Katz and Ms. Lynch, is “independent” under the NYSE’s listing standards and the categorical standards of director independence adopted by the Board.
COMMUNICATIONS WITH THE BOARD
The Board has adopted a formal process by which interested parties, including our stockholders, may communicate with the Board, the Lead Director or the non-management directors as a group. This information is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com. Information on our website does not constitute part of this document.

CODE OF ETHICS AND BUSINESS CONDUCT
The Company has adopted a Code of Ethics that applies to all directors, officers and employees, including its chief executive officer, chief financial officer, chief accounting officer and controller, or persons performing similar functions. We make the Code of Ethics available to all directors, officers and employees and convey our expectation that every director, officer and employee read and understand the Code of Ethics and its application to the performance of each such person’s business responsibilities. To assist in identifying such proposed transactions as they may arise, our Code of Ethics uses a principles-based guideline to alert directors, officers and employees to potential conflicts of interest. Under the Code of Ethics, a conflict of interest occurs when an individual’s personal, social, financial or political interests conflict with his or her loyalty to the Company. Our policy under the Code of Ethics provides that even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided. If any person believes a conflict of interest is present in a personal activity, financial transaction or business dealing involving the Company, then that person is instructed under the Code of Ethics to report such belief to an appropriate individual or department as identified in the Code of Ethics.
The Code of Ethics is available in the “Governance” section of the Company’s website under “Governance Documents” at investors.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. In the event the Company amends or waives any of the provisions of the Code of Ethics applicable to our chief executive officer, chief financial officer or chief accounting officer and controller that relates to any element of the definition of “code of ethics” enumerated in Item 406(b) of Regulation S-K under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”), the Company intends to disclose these actions on its website. Information on our website does not constitute part of this document.
RISK MANAGEMENT
The Board believes that oversight of the Company’s overall risk management program is the responsibility of the entire Board and views risk management as an important part of the Company’s overall strategic planning process. The Board has delegated the regular oversight of the elements of the risk management program to the Audit Committee, and the Board receives periodic updates on individual areas of risk from the Audit Committee or members of senior management, as appropriate. The Board also periodically schedules a risk management agenda item for regular Board meetings, during which the Audit Committee or members of senior management reports to and informs the Board of its risk management oversight activities. Senior management reports directly to the Audit Committee at each scheduled Audit Committee meeting and additionally as needed on the status of the Company’s risk management program. Specifically, cybersecurity has been identified as a critical part of risk management at the Company. The Company has a dedicated team who is responsible for leading enterprise-wide information security strategy, policy, standards, architecture, and processes. Cybersecurity oversight consists of the Audit Committee receiving quarterly updates from the Chief Information Officer regarding major cyber risks areas and recommended actions to address those risks.

The Audit Committee has established an internal audit function to provide management and the Board with ongoing assessments of the Company’s risk management processes and systems of internal control. In addition, as part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company’s processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company’s guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

SUSTAINABILITY EFFORTS
The Company’s resorts operate in some of the world’s greatest natural environments, and accordingly environmental stewardship is a core philosophy for the Company. In 2017, the Company launched its Commitment to Zero, a pledge to have a zero net operating footprint by 2030. This commitment includes achieving (i) zero net emissions by finding operational energy efficiencies, investing in renewable energy and investing in offsets and other emissions reduction projects, (ii) zero waste to landfills by diverting 100 percent of waste from the Company’s operations and (iii) zero net operating impact to forests and habitat by restoring an acre of forest for every acre displaced by the Company’s operations. Performance against these objectives and targets is routinely monitored, and details on the Company’s performance against these goals can be found in our EpicPromise Progress Report at epicpromise.com/environment/commitment-to-zero/. Information on this website does not constitute part of this document.
COMPENSATION RISK ASSESSMENT
The Compensation Committee, with the assistance of our independent compensation consultant, reviewed the material compensation policies and practices for all employees, including executive officers. The Compensation Committee considered whether the compensation program encouraged excessive risk taking by employees at the expense of long-term Company value. Based upon its assessment, the Compensation Committee believes that the Company’s compensation program, which includes a mix of annual and long-term incentives, cash and equity awards and retention incentives, does not present risks that are reasonably likely to have a material adverse effect on the Company.
COMMITTEES OF THE BOARD
The Board has a standing Audit Committee, Compensation Committee, Executive Committee and Nominating & Governance Committee. The charters for each of these committees, which have been approved by the Board, are available in the “Governance” section of the Company’s website under “Committee Charters” at investors.vailresorts.com, or in print, without charge, to any stockholder who sends a request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021. Following is a description of each committee of the Board. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. Information on our website does not constitute part of this document.

The Audit Committee
The Audit Committee is primarily concerned with the effectiveness of the Company’s independent registered public accounting firm, accounting policies and practices, financial reporting and internal controls. The Audit Committee acts pursuant to its charter, and is authorized and directed, among other things, to: (1) appoint, retain, compensate, evaluate and terminate, as appropriate, the Company’s independent registered public accounting firm; (2) approve all audit engagement fees and terms, as well as all permissible non-audit service engagements with the independent registered public accounting firm; (3) discuss with management and the independent registered public accounting firm and meet to review the Company’s annual audited financial statements and quarterly financial statements, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s annual and quarterly reports filed with the SEC; (4) review reports by the independent registered public accounting firm describing its internal quality control procedures and all relationships between the Company, or individuals in financial reporting oversight roles at the Company, and the independent registered public accounting firm; (5) establish procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; (6) monitor the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; (7) review and approve or reject transactions between the Company and any related persons in accordance with the Company’s Related Party Transactions Policy; (8) confer with management and the independent auditors regarding the effectiveness of internal control over financial reporting; (9) oversee management’s efforts to monitor compliance with the Company’s programs and policies designed to ensure adherence to applicable laws and regulations and the Company’s Code of Ethics; (10) annually prepare a report as required by the SEC to be included in the Company’s annual proxy statement; and (11) discuss policies with respect to risk assessment and risk management.
The members of the Audit Committee are Mr. Sorte, Chair, and Messrs. Redmond, Sewell and Vaughn. The Board has determined that each of Messrs. Redmond, Sorte, and Sewell qualify as an “audit committee financial expert” as defined in the SEC’s rules and regulations adopted pursuant to the Exchange Act, and that all of the members of the Audit Committee are “independent” as defined by the NYSE’s listing standards and the rules of the SEC applicable to audit committee members. The Audit Committee held four meetings during fiscal 2021.

AUDIT COMMITTEE REPORT
Management is responsible for the Company’s accounting practices, internal control over financial reporting, the financial reporting process and preparation of the consolidated financial statements. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board, or the PCAOB. The Audit Committee’s responsibility is to monitor and oversee these processes.
In this context, the Audit Committee has met and held discussions with management and the Company’s independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements for the fiscal year ended July 31, 2021 were prepared in accordance with generally accepted accounting principles. The Audit Committee reviewed and discussed the consolidated financial statements with management and the Company’s independent registered public accounting firm, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee further discussed with the Company’s independent registered public accounting firm the matters required to be discussed under the rules adopted by the PCAOB, as well as the Company’s independent registered public accounting firm’s opinion on the effectiveness of the Company’s internal control over financial reporting.
The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and the Audit Committee discussed with the Company’s independent registered public accounting firm, and were satisfied with, that firm’s independence from the Company and its management. The Audit Committee has also considered whether the Company’s independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditors’ independence.
The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company’s independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. In addition, the Audit Committee meets with the internal auditor, with and without management present, to discuss the results of their examination and evaluation of the Company’s internal control over financial reporting. The Audit Committee has also reviewed and discussed Company policies with respect to risk assessment and risk management.
Based upon the Audit Committee’s discussion with management and the Company’s independent registered public accounting firm referred to above, the Audit Committee recommended to the Board that the Company’s audited financial statements as of and for the fiscal year ended July 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021 for filing with the SEC.

Audit Committee John F. Sorte, Chair John T. Redmond D. Bruce Sewell Peter A. Vaughn

         The Compensation Committee
The Compensation Committee acts pursuant to its charter and is authorized and directed, among other things, to: (1) review and approve corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives (including the Chief Executive Officer’s performance in fostering a culture of ethics and integrity), and, either as a committee or together with the other independent directors (as directed by the Board), determine and approve the Chief Executive Officer’s compensation level based on this evaluation; (2) review the performance of, make recommendations (where appropriate) with respect to, and approve the total compensation for the executive officers of the Company other than the CEO, including any amendments to such executive’s employment agreement, any proposed severance arrangements or change in control and similar agreements/provisions, and any amendments, supplements or waivers to the foregoing agreements; (3) oversee the Company’s overall compensation structure, policies and programs for executive officers and employees, including assessing the incentives and risks arising from or related to the Company’s compensation programs and plans, and assessing whether the incentives and risks are appropriate; (4) review and approve the Company’s incentive compensation and equity-based plans and approve changes to such plans, in each case subject, where appropriate, to stockholder or Board approval, and review and approve issuances of equity securities to employees of the Company; (5) review and recommend to the Board annual retainer and meeting fees for non-employee members of the Board and committees of the Board, fix the terms and awards of stock compensation for such members of the Board and determine the terms, if any, upon which such fees may be deferred; (6) produce a compensation committee report on executive officer compensation as required by the SEC, after the committee reviews and discusses with management the Company’s Compensation Discussion and Analysis, or “CD&A,” and consider whether to recommend that it be included in the Company’s proxy statement or Annual Report; and (7) consider and recommend to the Board the frequency of the Company’s advisory vote on executive compensation.
The members of the Compensation Committee are Ms. Decker, Chair, Mmes. Rawlinson, Romanow and Schneider and Mr. Sorte. The Board has determined that all members of the Compensation Committee are “independent” as defined by the NYSE’s listing standards. In addition, the Compensation Committee consists of “non-employee directors,” within the meaning of Rule 16b-3 promulgated under the Exchange Act and “outside directors,” within the meaning of regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code. The Compensation Committee held five meetings during fiscal 2021.
         Compensation Committee Processes and Procedures
The Compensation Committee meets as often as necessary to carry out its responsibilities. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Chief Executive Officer does not participate in and is not present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee sole authority, at the expense of the Company, to retain or to obtain advice from a compensation consultant, legal counsel or other adviser to assist in the execution of the Compensation Committee’s responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any consultant or adviser retained and has authority to approve the fees and other retention terms. The Compensation Committee expects that it will seek advice from independent compensation consultants as it deems necessary on a periodic basis, but not necessarily annually, in order to determine that the Company’s compensation programs remain appropriate and consistent with industry practices. Prior to the retention of any compensation consultant, legal counsel or any other external adviser, the Compensation Committee will assess the independence of such adviser from management, taking into consideration all factors relevant to such adviser’s independence, including factors specified in the NYSE listing standards.
During fiscal 2021, the Compensation Committee engaged Aon plc., a multinational, multi-services insurance and consulting firm, which we refer to as Aon, as its independent compensation consultant. Aon was retained by the Compensation Committee to review the Company’s executive compensation programs, including an analysis relating to the compensation of our Chief Executive Officer and the Company’s performance and a risk assessment of our compensation programs.
In fiscal 2021, Aon was paid $56,000 for these executive compensation consulting services provided to the Compensation Committee. During fiscal 2021, Aon and its affiliates provided insurance services and a pharmacy coalition membership. The decision to engage Aon and its affiliates for these additional services was made by management as part of the Company’s existing relationship with Aon concerning these services, and was not approved, or required to be approved, by the Compensation Committee or the Board. Fees for the foregoing additional services in fiscal 2021 were $460,000. The individuals at Aon that advise the Compensation Committee on executive compensation matters have no involvement in the other services provided to the Company by Aon and its affiliates, and the individuals at Aon advising the Compensation Committee report directly to, and are overseen by, the Compensation Committee. These individuals have no other relationship with the Company or management. The Compensation Committee has assessed the independence of Aon as required by the NYSE listing standards. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by Aon and its affiliates.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, and the Chief Executive Officer has been granted authority to grant certain equity based awards for hiring incentive grants, correction grants or to promoted non-executive employees. The purpose of this delegation of authority is to enhance the flexibility of equity administration within the Company and to facilitate the timely grant of equity awards to new or recently promoted non-executive employees within specified limits approved by the Compensation Committee. The Chief Executive Officer’s authority to make new hire incentive grants is limited by the restrictions established by the Compensation Committee.
Historically, the Compensation Committee has made adjustments to annual compensation, determined annual cash and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the fiscal year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, at various times as needed throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the fiscal year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the committee by the Chief Executive Officer. The Compensation Committee makes all final determinations regarding these awards, and none of our executive officers, including the Chief Executive Officer, are involved in the determination of their own compensation. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the Chief Executive Officer. For all executives and directors, as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
The specific determinations of the Compensation Committee with respect to executive compensation for fiscal 2021 are described in greater detail in the Compensation Discussion & Analysis section of this proxy statement, as well as the narrative disclosure that accompanies the Summary Compensation Table and related tables in the Executive Compensation section of this proxy statement.
         Compensation Committee Interlocks and Insider Participation
During fiscal 2021, no Compensation Committee interlocks existed between the Company and any other entity, meaning none of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee. No member of our Compensation Committee has ever been an executive officer or employee of the Company.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based upon this review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into our Annual Report on Form 10-K for the fiscal year ended July 31, 2021.

Compensation Committee Susan L. Decker, Chair Nadia Rawlinson Michele Romanow Hilary A. Schneider John F. Sorte

         The Nominating & Governance Committee
The Nominating & Governance Committee acts pursuant to its charter and is authorized and directed to: (1) review the overall composition of the Board; (2) actively seek individuals qualified to become Board members for recommendation to the Board; (3) identify and recommend to the Board director nominees for the next annual meeting of stockholders and members of the Board to serve on the various committees of the Board; (4) oversee the evaluation of the performance of the Board and oversee the annual self-evaluation process of the Board and each committee; (5) review and reassess the adequacy of the Corporate Governance Guidelines of the Company and recommend any proposed changes to the Board for approval; (6) review and present to the Board individual director candidates recommended for the committee’s consideration by stockholders and stockholder nominations for director that are made in writing to the Secretary of the Company in compliance with the Company’s Bylaws; and (7) review and present to the Board stockholder proposals. The Nominating & Governance Committee also has the authority to retain and terminate any search firm to be used to identify candidates and to approve the search firm’s fees and other retention terms.
The members of the Nominating & Governance Committee are Mr. Sewell, Chair, Ms. Decker and Mr. Sorte. The Board has determined that all members of the Nominating & Governance Committee are “independent” as defined by the NYSE’s listing standards. The Nominating & Governance Committee held one meeting during fiscal 2021.
The Executive Committee
The Executive Committee has all powers and rights necessary to exercise the full authority of the Board during the intervals between meetings of the Board in the management of the business and affairs of the Company, subject to certain limitations set forth in the charter of the Executive Committee. For fiscal 2021, the members of the Executive Committee were Messrs. Katz, Sewell and Sorte. The Executive Committee held multiple discussions, but no formal meetings during fiscal 2021. Effective November 1, 2021, upon being appointed Chief Executive Officer and a director of the Company, Ms. Lynch will also become a member of the Executive Committee.

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION FOR FISCAL 2021
The following table provides information concerning the compensation of our non-employee directors in fiscal 2021:

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
Susan L. Decker(5)	87,500	207,690	—	295,190
Nadia Rawlinson(6)	70,833	207,690	—	278,523
John T. Redmond(7)	75,000	207,690	15,647	298,337
Michele Romanow(8)	70,833	207,690	—	278,523
Hilary A. Schneider(9)	70,833	207,690	21,321	299,844
D. Bruce Sewell(10)	129,166	207,690	—	336,856
John F. Sorte(11)	108,332	207,690	21,894	337,916
Peter A. Vaughn(12)	75,000	207,690	14,223	296,913

(1)Mr. Katz is also a named executive officer and his compensation as Chief Executive Officer is included in the Summary Compensation Table in the “Executive Compensation” section of this Proxy Statement. Mr. Katz does not receive any additional compensation for his service on the Board.
(2)Consists of non-employee director annual retainers and meeting fees, and, if applicable, lead director fees, committee chair fees, and committee member and meeting fees. Effective April 1, 2020, in response to the COVID-19 pandemic, the Board of Directors elected to forgo their cash compensation for a period of six months and accordingly, did not receive cash compensation for the first two months of fiscal 2021. Cash compensation paid to each director in fiscal 2021 were as follows:

		Committees
	Board of Directors	Audit	Compensation	Nominating & Governance	Executive
Name	Board Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Committee Service ($)	Total ($)
Susan L. Decker	62,500	—	16,667	8,333	—	87,500
Nadia Rawlinson	62,500	—	8,333	—		70,833
John T. Redmond	62,500	12,500	—	—	—	75,000
Michele Romanow	62,500	—	8,333	—	—	70,833
Hilary A. Schneider	62,500	—	8,333	—	—	70,833
D. Bruce Sewell	95,833	12,500	—	12,500	8,333	129,166
John F. Sorte	62,500	20,833	8,333	8,333	8,333	108,332
Peter A. Vaughn	62,500	12,500		—	—	75,000

(3)The amounts in this column represent the aggregate grant date fair value of RSUs granted during fiscal 2021 computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.

(4)All other compensation for fiscal 2021 includes the following:

Name	Charitable Donations ($)(a)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(b)	Total ($)
Susan L. Decker	—	—	—
Nadia Rawlinson	—	—	—
John T. Redmond	—	15,647	15,647
Michele Romanow	—	—	—
Hilary A. Schneider	—	21,321	21,321
D. Bruce Sewell	—	—	—
John F. Sorte	3,829	18,065	21,894
Peter A. Vaughn	—	14,223	14,223

(a)See below under “Limited Director Perquisites and Personal Benefits” for a description of this program.
(b)Represents the amounts reported during fiscal 2021 that were used by a director towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. See below under “Limited Director Perquisites and Personal Benefits” for a description of this program. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any director for whom such amounts were less than $10,000 in the aggregate for the fiscal year.
(5)As of July 31, 2021, Ms. Decker held 922 unvested RSUs.
(6)As of July 31, 2021, Ms. Rawlinson held 922 unvested RSUs.
(7)As of July 31, 2021, Mr. Redmond held and 922 unvested RSUs.
(8)As of July 31, 2021, Ms. Romanow held 922 unvested RSUs.
(9)As of July 31, 2021, Ms. Schneider held 922 unvested RSUs.
(10)As of July 31, 2021, Mr. Sewell held 922 unvested RSUs.
(11)As of July 31, 2021, Mr. Sorte held 922 unvested RSUs.
(12)As of July 31, 2021, Mr. Vaughn held 922 unvested RSUs.
DIRECTOR CASH COMPENSATION
All of our non-employee directors receive annual cash fees, payable in quarterly installments. The annual cash retainer for each Board member is $75,000 and no additional per meeting fees are paid. In addition, the Lead Director of the Board receives an additional $40,000 per year and the Chairperson of the Audit Committee receives an additional $25,000 per year. Each other Audit Committee member receives an additional $15,000 per year, the Chairperson of the Compensation Committee receives an additional $20,000 per year, the Chairperson of the Nominating & Governance Committee receives an additional $15,000 per year, and each other Compensation Committee member and Nominating & Governance Committee member receives an additional $10,000 each per year. Members of the Executive Committee receive an additional $10,000 per year. A non-executive Chairperson of the Board would receive an additional annual retainer of $50,000, but our Chief Executive Officer is currently our Chairperson of the Board and he is not entitled to this retainer. Effective April 1, 2020, in response to the COVID-19 pandemic, the Board of Directors elected to forgo their cash compensation for a period of six months, and accordingly, did not receive cash compensation for the first two months of fiscal 2021.
All directors received reimbursement of their reasonable travel expenses in connection with their service.
DIRECTOR EQUITY COMPENSATION
The Company provides its non-employee directors with equity compensation as determined each year by the Compensation Committee, which for fiscal 2021, was $207,690 for each non-employee director, consisting of 922 RSUs granted on September 25, 2020 that vested one year from the date of grant. The aggregate grant date fair value of these RSUs is set forth under the “Stock Awards” column of the Director Compensation Table and described in footnote 3 above.

LIMITED DIRECTOR PERQUISITES AND PERSONAL BENEFITS
Non-employee directors receive benefits consisting of lodging, ski school privileges and discretionary spending on services or goods at our resorts for personal use in accordance with the terms of the Company’s Perquisite Fund Program. Each director is entitled to an annual $40,000 allowance to be used at the Company’s resorts in accordance with such program, under which directors may draw against the account to pay for services or goods at the market rate. Unused funds in each director’s account at the end of each fiscal year are forfeited. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company. For this purpose, perquisites do not include benefits generally available on a non-discriminatory basis to all of our employees, such as skiing privileges.
In addition, each year we allow each director to designate one charity as the recipient of a vacation package with a retail value of no more than $4,000 and to include only the same array of services that are eligible under the Perquisite Fund Program. We also require that the package be given as part of a public event, dinner or auction and that the Company receive appropriate credit and marketing presence.
STOCK OWNERSHIP GUIDELINES FOR NON-EMPLOYEE DIRECTORS
Each non-employee director must own the greater of five times his or her annual cash retainer for Board service or $375,000 in value within five years of the date such director is elected or appointed to the Board. Directors are not permitted to sell any shares of common stock (except to pay the exercise price of a particular equity grant, if any, or taxes generated as a result of equity grants) until such time as the ownership guidelines have been satisfied and then only to the extent that such sales do not reduce such director’s ownership below the threshold requirement. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. All of our non-employee directors are in compliance with this policy.

TRANSACTIONS WITH RELATED PERSONS
RELATED PARTY TRANSACTIONS POLICY AND PROCEDURES
    We have adopted a written Related Party Transactions Policy that sets forth the Company’s policies and procedures regarding the identification, review, consideration and approval or ratification of “related party transactions.” For purposes of our policy only, a “related party transaction” is a transaction, contract, agreement, understanding, loan, advance or guarantee (or any series of similar transactions or arrangements) in which the Company and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to the Company solely in their capacity as an officer or director by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, or any immediate family member of an executive officer or director, including any entity in which such persons are an officer or 10% or greater equity holder.
Under the policy, where a transaction has been identified as a related party transaction, management must present information regarding the proposed related party transaction to the Chairperson of the Audit Committee, the full Audit Committee or the Board for consideration and approval or ratification, depending upon the size of the transaction involved. In considering related party transactions, the Audit Committee takes into account the fairness of the proposed transaction to the Company and whether the terms of such transaction are at least as favorable to the Company as it would receive or be likely to receive from an unrelated third party in a comparable or substantially comparable transaction.
To ensure that our existing procedures are successful in identifying related party transactions, the Company distributed questionnaires to its directors and executive officers shortly following the end of the fiscal year which included, among other things, inquiries about any transactions they have entered into with us.
During fiscal 2021 and through the date of this Proxy Statement, there were no related party transactions under the relevant standards described above.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis, or CD&A, describes our executive compensation program, the various components of our program and the compensation-related decisions made for fiscal 2021 with respect to our named executive officers (“NEOs”). For purposes of this CD&A and the compensation tables and narratives that follow, the NEOs for fiscal 2021 were:
•Robert A. Katz, Chairman and Chief Executive Officer (“CEO”)
•Michael Z. Barkin, Executive Vice President and Chief Financial Officer
•Patricia A. Campbell, former President - Mountain Division; current Senior Advisor - Mountain Division1
•Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer
•James C. O’Donnell, President - Mountain Division1
•David T. Shapiro, Executive Vice President, General Counsel and Secretary

1.As previously announced on April 12, 2021, effective June 7, 2021, Ms. Campbell transitioned into the role of Senior Advisor - Mountain Division, and Mr. O’Donnell was promoted into the role of President – Mountain Division.
Recent Developments Affecting Fiscal 2021
The ongoing COVID-19 pandemic significantly affected our business during fiscal 2021 due to travel restrictions, border closures, indoor capacity restrictions and periodic resorts closures that resulted in reduced visitation to our resorts. There continues to be uncertainty regarding the ultimate impact of COVID-19 on our business results in fiscal year 2022, including any response to changing COVID-19 guidance and regulations by the various governmental bodies that regulate our operations and resort communities, as well as changes in consumer behavior resulting from COVID-19, which could have a significant effect on our business and financial results.

Although COVID-19 impacted our fiscal 2021 results we had many significant accomplishments throughout the year, including (i) opening our North American destination mountain resorts and regional ski areas for the 2020/2021 ski season as well as the 2021 North American summer season, all of which were generally operational throughout the core of their respective seasons, (ii) navigating complex and rapidly changing public health orders in the various jurisdictions in which we operate, and (iii) preserving solid financial liquidity throughout the pandemic, including raising $575 million through the issuance of convertible unsecured notes and implementing robust cost saving measures. Additionally, in March 2021, we announced a 20% reduction in pass product pricing for the upcoming 2021/2022 North American ski season, and we are very pleased with the strong results to date and guest enthusiasm for our pass products.

The Compensation Committee continues to believe that both our short-term and long-term success depends in large part on our ability to attract and retain highly qualified talent throughout all areas of operations, including our NEOs, who are motivated to serve with purpose on behalf of our Company, our team members and our stockholders. Accordingly, we have made various compensation-related decisions with respect to our employees, including (i) returning the vast majority of our furloughed employees to work, (ii) restoring base salaries that were reduced in April 2020 to their pre-reduction levels effective early October 2020, (iii) implementing a company-wide increase in minimum wages to hourly employees and increasing wages for those employees above minimum wage, and (iv) awarding one-time end of season bonuses to many seasonal employees. Additionally, for fiscal 2021, the following actions were taken for our NEOs:

•Base salaries were restored to their pre-reduction levels effective early October 2020, however, no merit increases were given for fiscal 2021 and no changes were made to our NEOs’ target bonus;
•For Messrs. Katz and Barkin and Mmes. Campbell and Lynch, in light of the financial and other uncertainties surrounding our business and resort operations, these executives declined a cash award pursuant to the Company’s Management Incentive Plan (“MIP”) for fiscal 2021, and instead received a non-cash grant of SARs at a value equal to 90% of his or her target bonus amount, which fully vested in one-year and has an exercise price that is 10% greater than the closing price of our common stock on the date of grant.
•The other two NEOs, Messrs. Shapiro and O’Donnell, as well as other manager and above level employees of the Company, were entitled to participate in the Company’s MIP for fiscal 2021. At the start of the fiscal year, due to the increased uncertainty surrounding COVID-19 and the financial impacts on our business, the Committee approved funding of the fiscal 2021 bonus pool at 90% of target, with earned amounts being subject to individual performance achievement. Considering the continued uncertainty and difficult financial environment, the

Committee wanted to provide some level of certainty for the Company’s leaders, as well as recognize and retain talent throughout the organization. As a reminder, the fiscal 2020 bonus pool funding was 0%.
Fiscal 2022 Compensation Decisions

In August 2021, the Company announced that Mr. Katz would transition into the role of Executive Chairperson effective November 1, 2021. At that time, Kirsten Lynch, the Company’s Chief Marketing Officer, will become CEO. In connection therewith, Ms. Lynch will receive the following compensation:

•Annual base salary of $1,000,000;
•An incentive target cash bonus equal to 100% of her base salary, subject to the terms and conditions of the Company’s Management Incentive Plan;
•Target annual equity awards under the Company’s 2015 Omnibus Incentive Plan of approximately $4,500,000 comprised of 50% restricted share units and 50% share appreciation rights at a 10% premium to market, which are expected to vest in three equal installments beginning on the first anniversary of the grant date;
•Participation in the Perquisite Fund Program with an annual allowance of $70,000 per year to be used at the Company’s owned or operated resorts; and
•Other customary benefits provided to senior executives of the Company.

As Executive Chair, Mr. Katz will receive a salary of $1,000,000 per year and target equity awards under the Company’s 2015 Omnibus Incentive Plan of approximately $1,000,000, comprised of 50% restricted share units and 50% share appreciation rights, which are expected to vest in three equal installments beginning of the first anniversary of the grant date. Mr. Katz will no longer participate in the Company’s Management Incentive Plan.
Executive Summary of our Compensation Program
Our executive compensation program, which is grounded in the principle of pay-for-performance, is intended to reward our executive officers for sustained, high-level performance over the short and long-term as demonstrated by measurable, company-wide performance metrics and individual contributions that are consistent with our overall growth strategy and achievement of goals. We compensate our executive officers with a combination of cash compensation (in the form of base salary and cash incentive compensation) and equity awards, as well as a modest amount of benefits and perquisites. Our compensation program has been structured to enhance our ability to achieve our short-term and long-term strategic goals and to retain and motivate our executive officers and senior management to achieve such goals.
Our Executive Compensation Program Emphasizes Pay-for-Performance
The primary objective of our executive compensation program is to emphasize pay-for-performance by incentivizing our executive officers to drive superior results and generate stockholder value. We accomplish this objective in the following ways:
•Annual Incentive Awards.    Our MIP, which provides for the award of annual cash incentive compensation, referred to in this CD&A as a “MIP award,” is intended to focus our executive officers on the key corporate financial metrics that we believe drive our best results. As explained in more detail below, because Resort Reported EBITDA (earnings before interest, taxes, depreciation and amortization, as reported for our Mountain and Lodging segments combined) is typically the performance metric associated with the MIP for our NEOs, their annual cash incentive normally fluctuates with our performance and the achievement of our annual goals as established by the Compensation Committee. However, due to the significant financial uncertainties of fiscal 2021 as a result of COVID-19, instead of setting a Resort Reported EBITDA target, the Compensation Committee amended the MIP to provide for a 90% payout of target bonus awards, with any earned amounts subject to individual performance achievement. Only two NEOs participated in the fiscal 2021 MIP, however, the MIP also was applicable to all manager level and above employees of the Company.
•Long-Term Equity Awards.    A significant portion of our NEOs’ total annual compensation opportunity is in the form of long-term equity incentive compensation, including share appreciation rights (“SARs”) and restricted share units (“RSUs”), which generally vest ratably over three years.
•High Percentage of Compensation is Variable or “At-Risk.”    A significant percentage of our NEOs’ compensation is tied to incentives or appreciation in our stock price, and as executive officers attain greater levels of responsibility, the percentage of their total target compensation that is variable or “at-risk” increases, and the percentage that is fixed decreases. Accordingly, the NEO whose compensation is most heavily comprised of at-risk elements is our CEO. Our commitment to emphasizing performance-based compensation is illustrated by the following charts, which show the mix of our program’s three primary direct compensation components (fixed compensation, consisting of base salary; variable or at-risk compensation, consisting of target annual incentive compensation; and actual long-term equity incentive awards granted in the fiscal year) for our CEO and, on average, for our other NEOs for fiscal 2021:
•Performance-Based Stock Awards.  In furtherance of our pay-for-performance philosophy and to further align the interests of our CEO with the interests of our stockholders, the Compensation Committee has determined that approximately 50% of the award value subject to long-term equity incentive awards granted to our CEO each fiscal year (not including RSUs granted in payment of his annual MIP award, which typically are already tied to the performance metrics set forth under the MIP – although adjusted for fiscal 2021, as discussed above) will be “performance-based” stock awards. These performance-based stock awards have been SARs subject to time-based vesting criteria, but with an exercise price that is greater than the closing price of our common stock on the date of grant (“Premium SARs”). For fiscal 2021, the Compensation Committee awarded Mr. Katz long-term equity incentive awards with approximately 50% of the award value in time-based vesting RSUs and approximately 50% of the award value in Premium SARs with an exercise price that was 10% greater than the closing price of our common stock on the date of grant. Additionally for fiscal 2021, in light of the financial and other uncertainties surrounding our business and resort operations, in lieu of a MIP award, Messrs. Katz and Barkin and Mmes. Campbell and Lynch received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount, with one-year vesting and an exercise price that is 10% greater than the closing price of our common stock on the date of grant.
Our Executive Compensation Program is Supported by Our Stockholders
At our annual meeting of stockholders held on December 3, 2020, approximately 97% of the votes cast on the proposal were voted in support of the advisory resolution to approve the compensation of our NEOs. After considering the results of this vote, the Compensation Committee concluded that there is strong stockholder support of our executive compensation program and its emphasis on pay-for-performance. As a result, the Compensation Committee determined to maintain the current executive compensation program for fiscal 2021, subject to certain changes to the MIP as a result of the uncertainties surrounding COVID-19. At our 2017 annual meeting, our stockholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board of Directors. Consistent with this preference, our Board of Directors has implemented an advisory vote on executive compensation every year.
    Effective Corporate Governance Reinforces Our Executive Compensation Program
The following features of our executive compensation program are evidence of our commitment to good corporate governance practices:

WHAT WE DO:	WHAT WE DON’T DO:
Annual Advisory Vote to Approve Executive Compensation.  We provide our stockholders with an annual opportunity to vote on an advisory basis to approve the compensation paid to our NEOs as disclosed in the proxy statement.

Independent Compensation Committee.  Our executive compensation program is reviewed annually by the Compensation Committee, which consists solely of independent directors and makes all final determinations regarding the compensation of our NEOs.

Significant Portion of Executive Compensation Tied to Performance.  A significant portion of our NEOs’ compensation is comprised of elements of performance-based, incentive compensation that are tied to defined corporate and individual performance goals or stock price performance. In the last three fiscal years, approximately 71.5% of our CEO’s total compensation and approximately 72.6% of our other NEOs’ total compensation, as reported in the Summary Compensation Table, has on average been in the form of short and long-term incentive-based compensation (MIP award and equity awards). In addition, approximately 50% of the long-term equity incentives granted to our CEO each fiscal year consist of “performance-based” awards in the form of Premium SARs, and for fiscal 2021, certain executive officers received Premium SARs in lieu of a MIP award.

Significant Portion of Executive Compensation Delivered in the Form of Long-Term Equity-Based Incentives.  A significant portion of our NEOs’ compensation is comprised of long-term equity incentive awards, consisting of SARs and RSUs, which generally vest over three years. In the last three fiscal years, approximately 68.5% of our CEO’s and 67.4% other NEOs’ total compensation as reported in the Summary Compensation Table, has on average been in the form of long-term equity-based incentives. Mr. Katz receives 50% of his annual MIP award in cash and the other 50% in RSUs that vest annually over a three-year period (included in the percentage above), meaning one-half of the MIP award earned on the basis of the Company’s achievement of annual performance goals is subject to further time-based vesting and changes in the value of our common stock over that period.

Market Alignment of Compensation but with Greater Emphasis on At-Risk Compensation. To attract and retain talented executive officers, we align targeted compensation opportunity with comparable levels to our peer group, but we generally make at-risk compensation a more significant component.

Independent Compensation Consultant.  The Compensation Committee periodically retains and receives advice from an independent compensation consultant.

No Excessive Perquisites.  We provide our executive officers with limited perquisites, which are generally limited to credit at our owned and operated properties and which are designed to incentivize our executive officers to visit and use our resorts in order to make informed decisions regarding our business and the guest experience and provide relevant feedback concerning our properties and services.

No Tax Gross-Ups on Perquisites, Except for Standard Relocation Benefits.  We do not pay tax gross-ups on the limited perquisites that our executive officers receive, except in the case of standard relocation benefits available to all similarly situated employees.

No Excise Tax Gross-Ups.  We do not pay excise tax gross-ups in connection with the change in control arrangements provided to our executive officers.

No Automatic Salary Increases or Guaranteed Bonuses.  As with previous years, for fiscal 2021, we did not guarantee annual salary increases or bonuses for any NEO and no employment agreement with any NEO contains such provisions. In fact, as described below, no cash bonus was paid to any NEO for fiscal 2020, and no NEO received an annual salary increase for fiscal 2021. While a target funding of 90% was approved by the Committee for the fiscal 2021 MIP, award payments under the MIP were subject to individual performance.

No “Single Trigger” Automatic Cash Payments, Benefits or Equity Vesting Upon a Change in Control.  The change in control arrangements provided to our executive officers require a termination event (including a termination by the executive for “good reason”) following a change in control before any cash-based payments or benefits are triggered. Additionally, our CEO’s potential cash severance is conservatively set at two times his base salary and bonus. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

No Hedging or Pledging.  Under our Insider Trading Compliance Program, senior level employees, including our executive officers, as well as our directors, are prohibited from conducting short sales or using derivatives or other instruments designed to hedge against the risk of ownership of our securities or otherwise offset any decrease in the market value of our securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.

WHAT WE DO:	WHAT WE DON’T DO:

Clawback Policy.  The Compensation Committee has adopted a clawback policy that, in the event of a financial restatement, allows us to recoup cash or equity-based incentive compensation from executive officers that was paid based on the misstated financial information.

Stock Ownership Guidelines.  Our executive officers are subject to stock ownership guidelines, requiring that they hold a meaningful amount of our common stock, which helps to align their interests with those of our stockholders. Additionally, until the applicable guideline is achieved for an executive, he or she is required to retain at least 75% of the net shares received from vesting of RSUs or exercise of SARs. All of our NEOs are in compliance with this policy.
Use of Tally Sheets.  The Compensation Committee uses tally sheets that provide information as to all compensation that is potentially available to our NEOs when evaluating executive compensation.

Annual Risk Assessment.  The Compensation Committee, with the assistance of our independent compensation consultant, annually conducts a compensation risk assessment and, for fiscal 2021, determined that the Company’s compensation policies and practices, or components thereof, do not create risks that are reasonably likely to have a material adverse effect on the Company.

No Equity Repricing.  We expressly prohibit the repricing of underwater SARs without stockholder approval.

No Pension Plans or SERPs.  We do not provide our executive officers with tax-qualified defined benefit pension plans or supplemental executive retirement plans.

       Key Objectives of Our Executive Compensation Program
Our executive compensation program focuses on the following three key objectives:
•Emphasizing Pay-for-Performance.  Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.

•Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent.

•Rewarding Contributions and Creating Long-Term Value.  We have structured our compensation program to recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.
Compensation-Setting Process
Participants in Setting Executive Compensation
The Compensation Committee is responsible for determining the compensation of our executive officers, including our NEOs. In appropriate circumstances, such as when new market data supports a market adjustment, the Compensation Committee, in its sole discretion, considers the recommendations of our CEO in setting executive compensation, including the compensation of the other NEOs. The Compensation Committee, however, makes all final determinations regarding these awards (subject to any matters requiring approval by the Board of Directors and/or our stockholders), and no executive officer is involved in the deliberations or the determination with respect to his or her own compensation. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO.
         Comparative Framework
To achieve our executive compensation objectives, the Compensation Committee periodically analyzes market data and evaluates individual executive performance with a goal of setting compensation at levels the Compensation Committee believes, based on their general business and industry knowledge and experience, are comparable with executives in other companies operating in the leisure, travel, gaming and hospitality industries, which we refer to as our “peer group.” We face a somewhat unique challenge in establishing a peer group because few publicly-traded companies participate in more than one of our operating segments. Thus, when evaluating executive compensation, the Compensation Committee includes in our peer group a variety of leisure, travel, gaming and hospitality companies with whom we may compete for executive talent and the discretionary travel dollars of our guests.
    When performing its annual executive compensation review, the Compensation Committee has sole authority to engage an independent compensation consultant to assist in obtaining market data and analyzing the competitive nature of our compensation programs. In fiscal 2021, the Compensation Committee engaged Aon plc (“Aon”) to conduct a risk assessment of the Company’s executive compensation and to advise on compensation decisions. The Compensation Committee has assessed the independence of Aon as required by the NYSE listing rules. The Compensation Committee reviewed its relationship with Aon and considered all relevant factors, and concluded that there are no conflicts of interest raised by the work performed by Aon.

    In fiscal 2020, the Compensation Committee engaged Aon to conduct a competitive market study of the Company’s executive compensation program. The market study analyzed our executive compensation relative to Aon’s proprietary survey data, which consisted of companies with comparable revenues, as well as to publicly-traded peer group companies recommended by Aon. Our Compensation Committee then confirmed a peer group based upon this data. The peer group used by the Compensation Committee for fiscal 2021 compensation decisions did not change from the peer group determined in fiscal 2020 and consisted of the following companies:

Boyd Gaming Corporation Caesars Entertainment Corp. Cedar Fair, L.P. Churchill Downs Inc. Extended Stay America, Inc. Hyatt Hotels Corporation Norwegian Cruise Line Holdings Ltd.	Penn National Gaming Inc. Red Rock Resorts Inc. Six Flags Entertainment Corporation Travel + Leisure Co. (formerly known as Wyndham Destinations, Inc.) Wyndham Hotels & Resorts, Inc. Wynn Resorts Ltd.
The Compensation Committee uses the proprietary survey data from Aon to set target pay levels for competitive and retention purposes. The Compensation Committee then uses peer group information generally to confirm target pay levels for our NEOs are comparable with companies in our peer group. However, as compared with companies in our peer group, we generally make at-risk compensation a more significant component of our NEOs’ compensation in order to emphasize pay-for-performance. We believe that compensating our NEOs with a larger proportion of at-risk compensation elements (such as the MIP award, SARs and RSUs) in relation to more static compensation elements (such as base salary) and a larger proportion of long-term equity incentives (such as SARs and RSUs) in relation to short-term compensation elements (such as base salary and the MIP award), compared with the peer group, more closely aligns the interests of our NEOs with those of our stockholders.
The Compensation Committee intends to continue to seek advice from independent compensation consultants as it deems necessary to help ensure that our compensation programs remain appropriate and consistent with industry practices. Although the Compensation Committee believes that it is important to periodically review the compensation policies of its peer group and the survey data, the Compensation Committee also believes that our executive compensation program must further our business objectives and be consistent with our culture. Therefore, while the Compensation Committee reviews the peer group and survey data, including the total and type of compensation paid to executive officers at peer group companies to further validate that the compensation paid to our executive officers remains competitive, the Compensation Committee may not necessarily make any particular adjustments to the compensation paid to the executive officers based on the peer group or survey data.
         Company-Specific Factors
In addition to considering market data with respect to executive compensation practices of companies within our peer group, the Compensation Committee takes into account individual performance, our retention needs, our relative performance and our own strategic goals. We also conduct an annual review of the aggregate level of our executive compensation program as part of our annual budget review and annual performance review processes, which include determining the operating metrics and non-financial elements used to measure our performance and to compensate our executive officers.
The Compensation Committee, in conjunction with data and recommendations provided by our independent compensation consultant in any given year, also annually analyzes tally sheets prepared for each NEO. These tally sheets present the dollar amount of each component of the NEO’s compensation, including current cash compensation (base salary and the MIP award for the applicable fiscal year), perquisites and the value of equity awards previously granted to the NEO as of the applicable fiscal year end, as well as the amounts that would have been payable to the NEO if employment had been terminated under various scenarios as of the end of the most recently completed fiscal year. The Compensation Committee uses these tally sheets, which provide substantially the same information as is provided in the tables included in this proxy statement, together with peer group data, primarily for purposes of analyzing our NEOs’ total compensation and determining whether it is appropriate to adjust the compensation mix for our NEOs on a going-forward basis. In its most recent review of tally sheets, the Compensation Committee determined that total compensation amounts for our NEOs remained consistent with our executive compensation philosophy and objectives.

Elements of Compensation
Our executive compensation program consists of the following elements:

Compensation Element	Objective	Key Features
Base Salary	To attract and retain executives with a proven track record of performance
• Established based primarily on the scope of an executive officer’s responsibilities, taking into account individual performance and experience, competitive market compensation for similar positions, as well as seniority of the individual, our ability to replace the individual, the impact the individual’s loss would have on the Company, and other factors which may be deemed to be relevant by the Compensation Committee.

• Reviewed annually by the Compensation Committee and may be adjusted to align salaries with market levels after taking into account various factors, including those listed in the bullet above.

• No guaranteed increases to base salary.

Annual MIP Award	To incentivize achievement of annual financial, operational and strategic goals and achievement of individual annual performance objectives
•  For each fiscal year, Company and individual performance elements drive two different aspects of the MIP: (1) the aggregate amount of funds available under the MIP (driven by Company performance), and (2) the specific allocation of awards to participants under the MIP (driven by Company performance for Mr. Katz and individual performance for the other NEOs).

• Rob Katz, our current CEO, typically receives his annual MIP award 50% in cash and 50% in RSUs that vest annually over a three-year period (as further discussed under Equity Incentive Awards below). Our other executive officers typically receive annual MIP awards in cash only, but in fiscal 2021, and as discussed above in further detail, certain executives elected to receive their annual MIP award in the form of Premium SARs that vest over a one-year period.

Equity Incentive Awards	To increase long-term stockholder value by retaining our executive officers in a competitive business environment and aligning the interests of our executive officers with those of our stockholders by encouraging stock ownership by such officers
• Current equity incentive awards are granted under our stockholder-approved 2015 Omnibus Incentive Plan, referred to in this proxy statement as the 2015 Plan.

• For fiscal 2021, we used grants of time-based vesting RSUs and SARs because RSUs and SARs provide both a high perceived value and strong retention value. The use of RSUs aligns the interests of our executive officers with that of our stockholders through stock ownership.

• The Compensation Committee has adopted a long-term equity-based incentive grant practice for Mr. Katz, such that approximately 50% of his equity awards will be performance-based. For fiscal 2021, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs, which consisted of 4,694 RSUs and 21,371 Premium SARs, each vesting annually over three years.

• For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.

• SARs are granted with an exercise price of no less than the closing price of our common stock on the date of grant (and in some cases as noted above with respect to Mr. Katz and certain executives with respect to their fiscal 2021 MIP award, with an exercise price that exceeds the fair market value on the date of grant), and as a result, executive officers realize value only to the extent the price of our common stock appreciates after the grant date.

Compensation Element	Objective	Key Features
Deferred Compensation	To attract and retain executive officers with a proven track record of performance and to provide a tax-efficient means for such officers to save for retirement
• Executive officers can elect to defer up to 80% of their base salary and 100% of their annual MIP award.

• Executive officers can invest these amounts in pre-tax dollars in designated hypothetical investments for their accounts, which are credited with gains or losses in accordance with their selections.

Limited Perquisites	To incentivize executives to use the Company’s services in order to help them in their performance by allowing them to evaluate our resorts and services based upon firsthand knowledge
• Also includes our Perquisite Fund Program, under which certain of our senior management, receive an annual allowance, based on executive level, to be used at the Company’s owned or operated resorts. Executives may draw against the account to pay for services or goods, at the market rate for the applicable resort or services. Amounts used by executives are taxed as ordinary income, like other compensation. Unused funds at the end of each fiscal year are forfeited.

• All Company employees enjoy skiing privileges, including our executives.

2021 Compensation Decisions
As discussed above, the COVID-19 pandemic has significantly affected the global economy and strained the hospitality and leisure industries due to travel restrictions and stay-at-home directives that have resulted in cancellations and significantly reduced travel. Accordingly, on April 1, 2020, we announced additional measures taken to provide liquidity and preserve financial flexibility, which included, among other things, (i) implementing six month salary reductions for all salaried employees in the U.S., including our NEOs, (ii) CEO foregoing full salary and Board of Directors foregoing 100% of cash compensation for six months, and (iii) suspending our 401k match for six months. Full salaries were reinstated for all employees, including NEOs in early October 2020.
       Base Salary. The Compensation Committee generally reviews and adjusts base salaries annually at its September committee meeting, with new salaries effective in mid-October. As a result of the uncertainties surrounding COVID-19 and in order to preserve liquidity, no annual merit increase was given to any NEO for fiscal 2021. The following table sets forth total annual base salaries for each of our NEOs as well as the actual salaries paid during fiscal 2021 taking into account the salary reduction that was in effect at the start of fiscal 2021 described above.

Name	Fiscal 2021 Base Salary	Fiscal 2021 Actual Salary Paid
Robert A. Katz	$1,002,079	$809,372
Michael Z. Barkin	$569,250	$541,882
Patricia A. Campbell	$569,250	$541,882
Kirsten A. Lynch	$569,250	$541,882
James C. O’Donnell[1]	$500,000	$431,051
David T. Shapiro	$517,500	$497,596
1.Mr. O’Donnell was promoted to President- Mountain Division effective June 7, 2021 and the fiscal 2021 salary reflected in the table above reflects the promotion base salary.

Annual MIP Awards. All of our NEOs were eligible to receive an annual MIP award for fiscal 2021. For Messrs. Katz and Barkin and Mmes. Campbell and Lynch, in light of the financial and other uncertainties surrounding our business and resort operations, these executives were excluded from the cash MIP award for fiscal 2021, and instead received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount, with one-year vesting and an exercise price that is 10% greater than the closing price of our common stock on the date of grant. Only two NEOs, Messrs. Shapiro and O’Donnell, participated in the Company’s MIP, which for fiscal 2021, provided for a maximum 90% funding of target bonus awards, subject to increases or decreases based upon individual performance. Accordingly, the remainder of the discussion regarding the MIP only applies to Messrs. Shapiro and O’Donnell.

Fiscal 2021 Funding of the MIP.    Annual funding of the MIP has typically been based upon our achievement of performance measures selected by the Compensation Committee, and the Compensation Committee in previous years has established Resort Reported EBITDA as the performance measure to determine funding of the MIP for our NEOs. For fiscal 2021, in light of the continued significant uncertainty surrounding COVID-19 on our business, the Compensation Committee did not establish Resort Reported EBITDA goals, but instead approved a maximum funding of the MIP at 90% of target, subject to achievement of individual performance criteria. At the end of fiscal 2021, the Committee recognized the significant accomplishments of our employees and all their hard work throughout the pandemic, including the NEOs. Significant accomplishments in fiscal 2021 supporting the Committee’s decision to fund an aggregate pool of 90% of target bonuses included (i) strong pass sales results after announcing a historic price reduction, (ii) opening our North American resorts for the 2020/2021 ski season as well as the 2021 North American summer season, all of which were generally operational throughout the core of their respective seasons, (iii) navigating complex and rapidly changing public health orders in the various jurisdictions in which we operate, and (iv) preserving solid financial liquidity throughout the pandemic, including raising additional funds and implementing robust cost saving measures.
Target Annual MIP Awards.    The differences between the NEOs’ target MIP awards as a percentage of their base salaries was determined based upon the perceived ability each executive position has to influence our performance. Threshold, target and maximum awards payable under the MIP for fiscal 2021 are reported in the Grants of Plan-Based Awards Table. For fiscal 2021, each NEO was eligible for an annual MIP award based on a percentage of annual base salary as follows:

Name	2021 Target Annual MIP Award as Percentage of Base Salary
Robert A. Katz[1]	100%
Michael Z. Barkin[1]	75%
Patricia A. Campbell[1]	75%
Kirsten A. Lynch[1]	75%
James C. O’Donnell[2]	75%
David T. Shapiro	50%
1.Although Messrs. Katz and Barkin and Mmes. Campbell and Lynch did not receive a cash MIP award for fiscal 2021, the amounts of each of their Premium SAR awards that were granted in lieu of a MIP award were based on 90% of his or her target annual MIP award set forth above.
2.Mr. O’Donnell was promoted to President – Mountain Division effective June 7, 2021, and the target MIP award as a percentage of base salary reflected above is the percentage at the promoted level. Mr. O’Donnell’s actual total MIP award is prorated based on the time in each role throughout fiscal 2021, rounding to the nearest month of the effective date of the promotion.
Individual MIP Award Determination. Once funding was established for fiscal 2021, the actual MIP award paid to Messrs. O’Donnell and Shapiro as well as all other MIP participants was determined by individual performance achievements against their individual performance objectives. This structure reflects our objective to put more emphasis on individual performance oriented compensation, while at the same time requiring that overall Company performance standards are met before MIP funding can occur. Achievement of individual performance objectives can result in the NEO receiving a MIP award equal to 0%, 50%, 100%, 120% or 130% of the funded amount (subject to availability of funds under the MIP) and subject to further adjustments at the discretion of the Compensation Committee. Individual performance objectives vary depending upon our strategic plan and each NEO’s individual responsibilities are established at the beginning of each fiscal year, with the expectation in fiscal 2021 that the target level of performance of these objectives would require significant effort and substantial progress toward the goals of our strategic plan in light of the current business environment. As a result, the Committee believed that each NEO’s attainment of his or her performance objectives in fiscal 2021 would be moderately likely.
The final MIP awards to our NEOs were as follows:

Name	2021 MIP Award
Robert A. Katz[1]	$901,871
Michael Z. Barkin[1]	$384,244
Patricia A. Campbell[1]	$384,244
Kirsten A. Lynch[1]	$384,244
James C. O’Donnell	$221,203
David T. Shapiro	$232,875

1.For Messrs. Katz and Barkin and Mmes. Campbell and Lynch, the amounts set forth in the table above represent the amount of Premium SAR awards that were granted in lieu of a cash MIP award.
Long-Term Equity Incentives
Our long-term equity incentive award program is designed to promote long-term Company performance and align each executive’s risk with stockholder interest, to reward the achievement of long-term goals, and to promote stability and corporate loyalty among our executives. The Compensation Committee bases awards of long-term equity compensation on a number of different factors, including competitive market practices as determined by our peer group analysis, the information provided by our independent compensation consultant, the amount of cash compensation that is currently paid to each NEO, each NEO’s level of responsibility, our retention objectives and our pay-for-performance philosophy. In general, the Compensation Committee makes long-term equity award determinations for executive officers in September of each year and typically consults with our CEO in determining the size of grants to each NEO, other than himself, although the Compensation Committee makes all final determinations. The non-management directors’ practice is to meet in executive session following the Board meeting in September of each year to review and ratify the Compensation Committee’s annual review of the CEO. In fiscal 2021, the Compensation Committee granted long-term equity incentive awards under the stockholder-approved 2015 Plan, which were generally not increased as compared to the long-term equity incentive awards granted in fiscal 2020.
As noted above, the long-term equity values awarded to our NEOs are based on a number of different factors considered by the Compensation Committee. For fiscal 2021, the Compensation Committee awarded each NEO an equity value based on individual achievements and performance. As described elsewhere in this CD&A, for fiscal 2021, the Compensation Committee awarded Mr. Katz his long-term equity incentive awards as approximately 50% of the award value in RSUs and approximately 50% of the award value in Premium SARs (excluding the Premium SARs granted in lieu of fiscal 2021 cash MIP award, further discussed below), however, as discussed above, upon the recommendation of Mr. Katz, the value of his long-term incentive awards (RSUs and SARs) granted in September 2020 remained at the reduced amount of approximately $2 million.
As in previous years, the long-term equity incentive awards granted to our NEOs in fiscal 2021 consisted of RSUs and SARs. In determining the mix of RSUs and SARs granted to each of our NEOs in fiscal 2021, the Compensation Committee considered that RSUs have a relatively greater retentive effect, but SARs have a relatively greater performance incentive impact. Accordingly, for fiscal 2021, the Compensation Committee awarded grants to the NEOs such that approximately 50% of the long-term equity incentive award value granted is attributed to RSUs and approximately 50% of the award value granted is attributed to SARs (and in the case of our CEO, Premium SARs). To further promote retention, the RSUs and SARs granted in fiscal 2021 vest in equal annual installments over a three year period commencing on the first anniversary date of the grant. As the awards are inherently tied to the performance of our common stock, we consider a vesting schedule based upon continued service appropriate to meet the desire for both retention and performance incentive.
The value of the equity awards granted to our NEOs in fiscal 2021 are reported in the Summary Compensation Table and are further described in the Grants of Plan-Based Awards Table.
Other Executive Compensation Policies and Practices
         Clawback Policy
In line with corporate governance best practices, the Compensation Committee has adopted a clawback policy that allows the Company to seek repayment of incentive compensation that was paid based on financial statements that were subsequently restated. The policy provides that if the Board determines that there has been a material restatement of publicly issued financial results from those previously issued to the public, our Board will review all MIP awards and equity awards made to executive officers during the three-year period prior to the restatement on the basis of having met or exceeded specific performance targets. If such payments would have been lower had they been calculated based on such restated results, our Board will (to the extent permitted by governing law) seek to recoup the payments in excess of the amount that would have been paid based on the restated results.
         Equity Grant Practices
We generally seek to make equity compensation grants in the first quarter following the completion of a given fiscal year. SARs are granted with an exercise price equal to or higher than the market price of our common stock on the date of grant, which is the date the Compensation Committee approves the award. We do not have any specific program, plan or practice related to timing equity compensation awards to executives; however, the Compensation Committee generally approves annual awards on the date of the regularly scheduled first fiscal quarter Board meeting in September, with the grant date being the first business day after the public release of earnings for the previous fiscal year. Other than grants made in connection with hiring, promotions or to replace certain new hire grants once they vest and/or are exercised, equity awards are granted to NEOs at the same time that equity awards are granted to all other employees who are eligible for such awards.

         Stock Ownership Guidelines for Executives
Consistent with our objective of encouraging executive stock ownership to create long-term stockholder value by aligning the interests of our executives with our stockholders, the Company has adopted executive stock ownership guidelines. Under the guidelines, our executive officers are expected to hold shares of our common stock equal to multiples of their base salaries as follows:

Title	Multiple of Base Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Presidents	3x
Executive Vice Presidents	2x
Until an executive achieves the required level of ownership, he or she is required to retain at least 75% of the net shares received as a result of the vesting of RSUs or restricted stock or the exercise of SARs. Net shares are those that remain after shares are netted to pay any applicable exercise price and/or statutory tax withholdings. Shares of common stock, stock owned in a directed retirement plan or IRA and the intrinsic value of vested equity grants count as stock ownership for purposes of these guidelines. As of the date of this proxy statement, all NEOs who are subject to our stock ownership guidelines have met their required level of stock ownership.
        Policy Prohibiting Hedging and Pledging Transactions
Our Insider Trading Compliance Program prohibits directors and senior level employees, including our executive officers, from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities, including engaging in short sales or investing in other derivatives of the Company’s securities, including put and call options and collar transactions. The Insider Trading Compliance Program also prohibits directors and senior level employees, including our executive officers, from pledging shares of the Company’s stock.
         Post-Termination Compensation
Pursuant to his employment agreement, Mr. Katz is entitled to receive severance payments and continuation of certain benefits upon certain terminations of employment, including certain resignations for “good reason” (as defined in his agreement). Pursuant to the Company’s executive severance policy, Messrs. Barkin and Shapiro and Mmes. Campbell and Lynch are entitled to receive severance payments upon certain terminations of employment. In addition, each NEO is entitled to receive payments upon a termination occurring within a limited period of time following a change in control. We believe the change in control arrangements provide continuity of management in the event of an actual or threatened change in control. We also believe that our termination and severance provisions reflect both market practices and competitive factors. Our Board believed that these severance payments and benefit arrangements were necessary to attract and retain our executives when these agreements were entered into.
         Tax Deductibility of Executive Compensation
Section 162(m) was amended under the Tax Cuts and Jobs Act and with limited exceptions, the performance-based exemption no longer applies. Compensation above $1,000,000 is generally non-deductible for any person who was (i) the chief executive officer or chief financial officer at any time during the taxable year, (ii) one of the three highest compensated other executive officers for the taxable year or (iii) a covered employee under Section 162(m) for any taxable year beginning on or after January 1, 2017. Our Company’s objectives are not always consistent with the requirements for full deductibility. Therefore, deductibility is not the sole factor used in setting the appropriate compensation levels paid by the Company and decisions leading to future compensation levels may not be fully deductible under Section 162(m). We believe this flexibility enables us to respond to changing business conditions or to an executive’s exceptional individual performance.

SUMMARY COMPENSATION TABLE FOR FISCAL 2021
The following table summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a NEO:

Name and Principal Position	Fiscal Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option/Share Appreciation Right Awards ($)(3)		Non-Equity Incentive Plan Compensation ($)(4)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Robert A. Katz	2021	809,372	—	1,034,933	(6)	1,936,862	(9)	—	(11)	—	33,622	3,814,789
Chairman and Chief Executive Officer	2020	688,534	—	1,034,942	(7)	1,034,976		—	(11)	—	31,445	2,789,897
	2019	961,896	—	1,315,920	(8)	999,961		316,115	(11)	—	30,804	3,624,696
Michael Z. Barkin	2021	541,882	—	750,293		1,134,550	(10)	—		—	20,417	2,447,142
Executive Vice President and Chief Financial Officer	2020	522,500	—	750,159		750,371		—		—	7,626	2,030,656
	2019	540,385	—	774,808		724,976		269,363		—	9,321	2,318,853
Patricia A. Campbell	2021	541,882	—	750,293		1,134,550	(10)	—		—	12,732	2,439,457
Former President - Mountain Division, current Senior Advisor - Mountain Division	2020	522,500	—	750,159		750,371		—		—	11,060	2,034,090
	2019	540,385	—	774,808		724,976		269,363		—	11,116	2,320,648
Kirsten A. Lynch	2021	541,882	—	750,293		1,134,550	(10)	—		—	33,046	2,459,771
Executive Vice President and Chief Marketing Officer	2020	522,500	—	750,159		750,371		—		—	8,235	2,031,265
	2019	540,385	—	774,808		724,976		269,363		—	11,099	2,320,631
James. C. O’Donnell (12)	2021	431,051	—	362,249		362,219		221,203		—	13,553	1,390,275
President - Mountain Division

David T. Shapiro	2021	497,596	—	549,877		549,951		232,875		—	16,081	1,846,380
Executive Vice President, General Counsel and Secretary	2020	482,962	—	517,471		517,443		—		—	6,795	1,524,671
	2019	486,447	—	549,812		499,977		163,250		—	14,237	1,713,723

(1)Amounts shown reflect salary earned during the fiscal year, which differ from base salaries in that year based in part on the timing of previous year annual adjustments, mid-year promotions, service period and other adjustments in any given year.
(2)Awards consist of RSUs. The amounts represent the aggregate grant date fair value of RSUs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2021, which are included in our Annual Report.
(3)Awards consist of SARs. The amounts represent the aggregate grant date fair value of SARs granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718, and do not represent cash payments made to individuals or amounts realized, or amounts that may be realized. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2021, which are included in our Annual Report.
(4)As described in the Compensation Discussion & Analysis section of this proxy statement, all of our NEOs were eligible to receive an annual MIP award for fiscal 2021. Messrs. Katz and Barkin and Mmes. Campbell and Lynch declined a cash MIP award for fiscal 2021, and instead received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount, with one-year vesting and an exercise price that is 10% greater than the closing price of our common stock on the date of grant. Accordingly, only two NEOs, Messrs. Shapiro and O’Donnell, were entitled to participate in the Company’s Management Incentive Plan, which for fiscal 2021, provided for a 90% payout of target bonus awards, subject to individual performance.
(5)All other compensation for fiscal 2021 includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan ($)(a)	Company-paid Supplemental Life Insurance Premiums ($)(b)	Company-paid Supplemental Disability Insurance Premiums ($)(c)	Company-paid Lodging, Ski School Privileges and Discretionary Spending on Goods and Services ($)(d)	Total ($)
Robert A. Katz	2021	8,700	7,295	2,832	14,795	33,622
Michael Z. Barkin	2021	7,342	900	2,119	10,056	20,417
Patricia A. Campbell	2021	6,568	900	5,264	—	12,732
Kirsten A. Lynch	2021	8,700	900	2,944	20,502	33,046
James. C. O’Donnell	2021	7,856	900	4,797	—	13,553
David T. Shapiro	2021	8,501	900	6,680	—	16,081

(a)Consists of Company contributions to the NEO’s accounts in the Company’s tax-qualified 401(k) plan.
(b)Consists of premiums paid on behalf of the NEO for supplemental life insurance.
(c)Consists of premiums paid on behalf of the NEO for supplemental disability insurance.
(d)In fiscal 2021, our NEOs were entitled to participate in our Perquisite Fund Program, under which certain of the Company’s officers receive an annual allowance based on officer level to be used at the Company’s resorts. For fiscal 2021, annual allowances for NEOs were as follows: CEO—$70,000; President—$40,000; and Executive Vice President—$30,000. Executives may draw against the account to pay for services or goods at the market rate. Amounts of the fund used by the NEO are taxed as ordinary income, like other compensation. The amounts reported include the amounts used by the NEO towards lodging, ski school privileges and discretionary spending on services or goods at our properties for personal use. In accordance with SEC rules, the value of these benefits is measured on the basis of the estimated aggregate incremental cost to the Company for providing these benefits, and perquisites and personal benefits are not reported for any NEO for whom such amounts were less than $10,000 in the aggregate for the fiscal year. In fiscal 2021, the Company also provided each NEO with access to one or more of our private clubs through our quality assessment program, for which the Company incurred no incremental costs. NEOs are responsible for the payment of their individual, non-business related expenditures incurred at such clubs, although these expenses would qualify for reimbursement under the Perquisite Fund Program if within the NEO’s allowance under that program.

(6)The amount shown in the “Stock Awards” column for fiscal 2021 includes $1,034,993 as part of his part of his long-term equity incentive award, which represents the aggregate grant date fair value of RSUs, based on 4,694 RSUs granted on September 25, 2020. Mr. Katz’s received a MIP award in the form of Premium SARs for fiscal 2021.
(7)The amount shown in the “Stock Awards” column for fiscal 2020 includes $1,034,942 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on 4,768 RSUs granted on September 25, 2019. Mr. Katz’s did not receive a MIP award for fiscal 2020.
(8)The amount shown in the “Stock Awards” column for fiscal 2019 includes $316,115 for 50% payment of Mr. Katz’s total MIP award and $999,805 as part of his long-term equity incentive award, which represent the aggregate grant date fair value of RSUs, based on the 1,456 and 3,706 RSUs granted on September 25, 2019 and September 27, 2018, respectively. Mr. Katz’s MIP award is paid 50% in cash and 50% in RSUs that vest annually over a three year period.
(9)Represents 19,156 shares in the form of Premium SARs for Mr. Katz’s fiscal 2021 MIP award and 21,371 shares for Mr. Katz’s fiscal 2021 long-term equity incentive award.
(10)Represents 8,161 shares in the form of Premium SARs for Mr. Barkin and Mmes. Campbell and Lynch’s fiscal 2021 MIP award and 13,765 shares for each of their fiscal 2021 long-term equity incentive awards.
(11)Mr. Katz’s MIP award is typically paid 50% in cash and 50% in RSUs that vest annually over a three year period. The amounts reported in the “Non-Equity Incentive Plan Compensation” column for fiscal 2021, 2020 and 2019 reflect only the cash amount paid to Mr. Katz for 50% of Mr. Katz’s total MIP award for the applicable fiscal year.
(12)Mr. O’Donnell became President - Mountain Division and a NEO accordingly, on June 7, 2021.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2021
The following table shows certain information regarding grants of plan-based awards to the NEOs during fiscal 2021:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option/SAR Awards: Number of Securities Underlying Options/SARs (#)(3)		Exercise or Base Price of Option/ SAR Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards($)(4)
Name	Grant Date(1)	Threshold ($)	Target ($)		Maximum ($)
Robert A. Katz		—	—		—	—		—		—	—
	9/25/2020					4,694	(6)			n/a	1,034,933
	9/25/2020							21,371		247.79	1,034,998
	9/25/2020							19,156	(7)	247.79	901,864
Michael Z. Barkin		—	—		—	—		—		—	—
	9/25/2020					3,403	(6)			n/a	750,293
	9/25/2020							13,765		225.26	750,330
	9/25/2020							8,161	(7)	247.79	384,220
Patricia A. Campbell		—	—		—	—		—		—	—
	9/25/2020					3,403	(6)			n/a	750,293
	9/25/2020							13,765		225.26	750,330
	9/25/2020							8,161	(7)	247.79	384,220
Kirsten A. Lynch		—	—		—	—		—		—	—
	9/25/2020					3,403	(6)			n/a	750,293
	9/25/2020							13,765		225.26	750,330
	9/25/2020							8,161	(7)	247.79	384,220
James C. O’Donnell		—	245,781	(5)	287,564	—		—		—	—
	9/25/2020					1,643	(6)			n/a	362,249
	9/25/2020							6,645		225.26	362,219
David T. Shapiro		—	258,750		302,738	—		—		—	—
	9/25/2020					2,494	(6)			n/a	549,877
	9/25/2020							10,089		225.26	549,951

(1)With respect to equity awards, such awards were approved by the Compensation Committee of the Board on September 23, 2020, with a grant date of September 25, 2020, which is the first business day after the public release of earnings for the previous fiscal year.
(2)The estimated possible payouts are based on the parameters applicable to each NEO at the time the Compensation Committee established the relevant performance goals in writing at the beginning of fiscal 2021, as more fully described in the CD&A section of this proxy statement. The actual earned and subsequently paid amounts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. As described in the Compensation Discussion & Analysis section of this proxy statement, Messrs. Katz and Barkin and Mmes. Campbell and Lynch declined a cash MIP award for fiscal 2021, and accordingly were not entitled to a payout under a non-equity incentive plan for fiscal 2021. Instead these executives received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount, with one-year vesting and an exercise price that is 10% greater than the closing price of our common stock on the date of grant (see footnote 6). Only two NEOs, Messrs. Shapiro and O’Donnell, were entitled to participate in the Company’s Management Incentive Plan, which for fiscal 2021, provided for a 90% payout of target bonus awards. The award can be adjusted based on achievement of individual performance objectives, which can result in the individual receiving an award equal to 0%, 50%, 100%, 120% or 130% of the amount.
(3)Represents SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant, except for the Premium SARs specifically noted in footnote 6 below. The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except in the case of the SARs award value granted to Mr. Katz for which the exercise price was 110% of the closing price of our common stock on the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations. The grants were made pursuant to the 2015 Plan.
(4)The amounts shown represent the aggregate fair value of the award calculated as of the grant date in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in note 17 to our audited financial statements for fiscal 2021, which are included in our Annual Report.
(5)Mr. O’Donnell was promoted to President - Mountain Division effective June 7, 2021, and his MIP award is pro-rated to reflect the change in position as follows: ten months at a 50% target bonus level (at a salary of $439,875) and two months at a 75% bonus level (at a salary of $500,000).
(6)Represents RSUs that vest in three equal annual installments beginning on the first anniversary of the date of grant. The grants were made pursuant to the 2015 Plan.
(7)As described in footnote 2, Messrs. Katz and Barkin and Mmes. Campbell and Lynch declined a cash MIP award for fiscal 2021, and instead received a non-cash grant of SARs in value equal to 90% of his or her target bonus amount if he or she had participated the MIP, which for Mr. Katz is 100% of his salary, or $1,002,079, and for Mr. Barkin and Mmes. Campbell and Lynch, 75% of their salaries, which for each is $569,250.

EMPLOYMENT AGREEMENTS
The Company has an employment agreement with Mr. Katz, which was approved by the Compensation Committee, and which the Company expects to amend in connection with his transition to Executive Chairperson of the Board. No other NEO had an employment agreement with the Company at fiscal year end.
        Robert A. Katz, Chairman and Chief Executive Officer
The Company entered into an employment agreement with Mr. Katz on October 15, 2008, as amended on September 30, 2011 and April 11, 2013. The employment agreement had an initial term through October 15, 2011 and provides for automatic renewal for successive one year periods if neither party provides written notice of non-renewal to the other party not less than 60 days prior to the then-current scheduled expiration date. Under the employment agreement, the initial base salary was set at $843,500, subject to annual adjustments by the Compensation Committee, though in no case may the base salary be reduced at any time below the then-current level. As part of the Company-wide wage reduction plan effective April 2, 2009, Mr. Katz waived this requirement and did not take any salary for a twelve month period. Effective April 1, 2010, Mr. Katz’s salary was reinstated at 85% of his prior pre-wage reduction salary. Mr. Katz again waived this requirement as part of a Company-wide wage reduction in April 2020 as a result of COVID-19 and did not take any salary for approximately six months. In early October 2020, Mr. Katz’s salary was reinstated in full. Pursuant to the employment agreement, Mr. Katz also participates in the Company’s MIP, as more fully described in the CD&A. Under the employment agreement, if the Company achieves specified performance targets for the year under the MIP, Mr. Katz’s “target opportunity” will be no less than 100% of his base salary. The employment agreement provides that Mr. Katz’s MIP award is to be paid 50% in cash and 50% in RSUs that vest annually over a three year period. Mr. Katz receives other benefits and perquisites on the same terms as afforded to senior executives generally, including customary health, disability and insurance benefits, and participation in the Perquisite Fund Program. Mr. Katz is also provided access to one or more of the Company’s private clubs through our quality assessment program.
The employment agreement also provides for certain payments in connection with the termination (including constructive termination) of Mr. Katz under certain circumstances, as more fully described under the heading “Potential Payments Upon Termination or Change in Control” below. The September 2011 amendment to his employment agreement eliminated his rights to (i) receive cash severance benefits upon his voluntary resignation within six months following a change in control, and (ii) be eligible to receive tax gross-up payments on severance and other benefits payable in connection with a change in control. The April 2013 amendment eliminated his rights to paid time off in connection with the Company’s adoption of a flexible time off policy.
Mr. Katz’s employment agreement contains standard provisions for non-competition and non-solicitation of the Company’s managerial employees that become effective as of the date of Mr. Katz’s termination of employment and that continue for two years thereafter. Mr. Katz is also subject to a permanent covenant to maintain confidentiality of the Company’s confidential information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2021 YEAR-END
The following table shows certain information regarding outstanding equity awards held by the NEOs as of July 31, 2021:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options / SARs Exercisable (#)(1)	Number of Securities Underlying Unexercised Options / SARs Unexercisable (#)(1)(2)	Option /SAR Exercise Price ($)(3)	Option / SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)(5)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
Robert A. Katz	81,340 (SARs)		68.98	9/26/2023
	81,340 (SARs)		86.23	9/26/2023
	21,611 (SARs)		87.18	9/23/2024
	49,063 (SARs)		108.98	9/23/2024
	18,527 (SARs)		107.42	9/25/2025
	42,385 (SARs)		134.28	9/25/2025
	45,528 (SARs)		200.70	9/23/2026
	14,814 (SARs)		285.05	9/27/2027
	7,818 (SARs)	3,909 (SARs)	357.66	9/27/2028
	7,609 (SARs)	15,218 (SARs)	295.19	9/25/2029
		21,371 (SARs)	247.79	9/25/2030
		19,156 (SARs)	247.79	9/25/2030
					1,494	455,969
					4,150	1,266,580
					4,694	1,432,609
Michael Z. Barkin	4,169 (SARs)		107.42	9/25/2025
	8,698 (SARs)		160.56	9/23/2026
	7,682 (SARs)		228.04	9/27/2027
	4,758 (SARs)	2,379 (SARs)	286.13	9/27/2028
	4,121 (SARs)	8,243 (SARs)	236.15	9/25/2029
		13,765 (SARs)	225.26	9/25/2030
		8,161 (SARs)	247.79	9/25/2030
					957	292,076
					2,304	703,181
					3,403	1,038,596
Patricia A. Campbell	6,851 (SARs)		228.04	9/27/2027
	4,758 (SARs)	2,379 (SARs)	286.13	9/27/2028
	4,121 (SARs)	8,243 (SARs)	236.15	9/25/2029
		13,765 (SARs)	225.26	9/25/2030
		8,161 (SARs)	247.79	9/25/2030
					957	292,076
					2,304	703,181
					3,403	1,038,596
Kirsten A. Lynch	13,169 (SARs)		107.42	9/25/2025
	7,458 (SARs)		160.56	9/23/2026
	6,851 (SARs)		228.04	9/27/2027
	4,758 (SARs)	2,379 (SARs)	286.13	9/27/2028
	4,121 (SARs)	8,243 (SARs)	236.15	9/25/2029
		13,765 (SARs)	225.26	9/25/2030
		8,161 (SARs)	247.79	9/25/2030
					957	292,076
					2,304	703,181
					3,403	1,038,596
James C. O’Donnell	2,884 (SARs)		68.98	9/26/2023
	6,337 (SARs)		107.42	9/25/2025
	3,058 (SARs)		228.04	9/27/2027
	2,297 (SARs)	1,148 (SARs)	286.13	9/27/2028
	1,989 (SARs)	3,979 (SARs)	236.15	9/25/2029
		6,645 (SARs)	225.26	9/25/2030
					494	150,769
					1,112	339,382
					1,643	501,444
David T. Shapiro	8,440 (SARs)		107.42	9/25/2025
	4,360 (SARs)		228.04	9/27/2027
	3,281 (SARs)	1,641 (SARs)	286.13	9/27/2028
	2,842 (SARs)	5,684 (SARs)	236.15	9/25/2029
		10,089 (SARs)	225.26	9/25/2030
					679	207,231
					1,590	485,268
					2,494	761,169

(1)Represents exercisable or unexercisable SARs that vest in three equal annual installments beginning on the first anniversary of the date of grant, except for the Premium SARs granted to Messrs. Katz and Barkin and Mmes. Campbell and Lynch on September 25, 2020 which vest in full on the first anniversary of the date of grant. Upon the exercise of a SAR, the actual number of shares the Company will issue to the NEO is equal to the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.
(2)The grant dates and vesting dates of each unexercisable SAR award as of July 31, 2021 are as follows:

Name	Number of Unexercisable SARs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	3,909	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	15,218	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	21,371	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
	19,156	September 25, 2020	Vests 100% over a one-year period	September 25, 2021
Michael Z. Barkin	2,379	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	8,243	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	13,765	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
	8,161	September 25, 2020	Vests 100% over a one-year period	September 25, 2021
Patricia A. Campbell	2,379	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	8,243	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	13,765	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
	8,161	September 25, 2020	Vests 100% over a one-year period	September 25, 2021
Kirsten A. Lynch	2,379	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	8,243	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	13,765	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
	8,161	September 25, 2020	Vests 100% over a one-year period	September 25, 2021
James C. O’Donnell	1,148	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	3,979	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	6,645	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
David T. Shapiro	1,641	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	5,684	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	10,089	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023

(3)The exercise price of each SAR is equal to the closing price of our common stock on the date of grant, except for the Premium SARs granted to Mr. Katz with exercise prices of $86.23, $108.98, $134.28, $200.70, $285.05, $357.66, and $295.19, which are equal to 125% of the closing price of our common stock on the date of grant, as well as the Premium SARs granted to Messrs. Katz and Barkin and Mmes. Campbell and Lynch on September 25, 2020, with an exercises price of $247.79, which is equal to 110% of the closing price of our common stock on the date of grant.
(4)Represents unvested RSUs that, unless otherwise specifically noted in footnote 5 below, vest in three equal annual installments beginning on the first anniversary of the date of grant.
(5)The grant dates and vesting dates of RSUs that have not vested as of July 31, 2021 are as follows:

Name	Number of Unvested RSUs	Grant Date	Vesting Schedule of Original Total Grant	Vesting Date (date award is vested in full)
Robert A. Katz	1,494	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	4,150	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	4,694	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
Michael Z. Barkin	957	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	2,304	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	3,403	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
Patricia A. Campbell	957	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	2,304	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	3,403	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
Kirsten A. Lynch	957	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	2,304	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	3,403	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
James C. O’Donnell	494	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	1,112	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	1,643	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023
David T. Shapiro	679	September 27, 2018	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 27, 2021
	1,590	September 25, 2019	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2022
	2,494	September 25, 2020	Equal annual installments over a three-year period beginning on anniversary of the date of grant.	September 25, 2023

(6)The fair market value of these unvested RSU awards was determined based on the closing price of our common stock of $305.20 per share on July 31, 2021, multiplied by the number of units.
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2021
The following table shows for fiscal 2021 certain information regarding SAR exercises and stock vested during the last fiscal year with respect to the NEOs:

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(#)(1)	Value Realized on Exercise($)(2)		Number of Shares Acquired on Vesting(#)(1)	Value Realized on Vesting($)(4)
Robert A. Katz	201,166	52,124,122	(3)	5,769	1,299,525
Michael Z. Barkin	11,860	2,268,005		3,062	689,746
Patricia A. Campbell	53,052	11,237,611		2,959	666,544
Kirsten A. Lynch	32,326	6,521,640		2,959	666,544
James C. O’Donnell	4,973	421,856		1,429	321,897
David T. Shapiro	—	—		2,014	453,674

(1)Represents the aggregate number of shares acquired on vesting or exercise, as applicable. The amounts shown do not reflect amounts withheld by the Company to satisfy tax withholding requirements or to satisfy the exercise price.
(2)The aggregate dollar value realized upon the exercise of options/SARs was computed by multiplying the difference between the market price of the Company’s common stock on the exercise date and the exercise price for the award by the number of awards exercised.
(3)As stated in the Company’s press release dated June 10, 2021, Mr. Katz exercised various SAR awards that were approaching their expiration date and donated the proceeds received from the sale of shares to his family's charitable trust and foundation, which amount represented the full after-tax proceeds Mr. Katz received from such exercises.
(4)The aggregate dollar value realized on the vesting of RSUs was computed by multiplying the closing price of the Company’s common stock on the vesting date by the number of shares vested.

PENSION BENEFITS
The Company does not provide pension benefits or a defined contribution plan to the NEOs other than the Company’s tax-qualified 401(k) plan.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2021
The following table shows for fiscal 2021 certain information regarding nonqualified deferred compensation benefits for the NEOs:

Name	Executive Contributions in Last FY($)(1)	Registrant Contributions in Last FY($)	Aggregate Earnings in Last FY($)(2)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last FYE($)(3)
Robert A. Katz	—	—	—	—	—
Michael Z. Barkin	—	—	—	—	—
Patricia A. Campbell	—	—	2,225	—	10,211
Kirsten A. Lynch	—	—	—	—	—
James C. O’Donnell	—	—	—	—	—
David T. Shapiro	—	—	—	—	—

(1)Represents amount deferred during fiscal 2021, if any, which is reported as compensation to the NEO in the Summary Compensation Table. Although no amounts were deferred during fiscal 2021 for any NEO, Ms. Campbell made contributions prior to fiscal 2021.
(2)None of the amounts set forth are reported in the Summary Compensation Table because above-market or preferential earnings are not available under the plan.
(3)This amount reflects actual amounts reported and does not include accumulated earnings, withdrawals or distributions.
On September 15, 2000, Vail Associates, Inc., an indirect wholly-owned subsidiary of the Company, which we refer to in this section of the proxy statement as the Employer, adopted a Deferred Compensation Plan, which we refer to as the Grandfathered Plan, for the benefit of a select group of management or highly compensated employees, or participants. The Grandfathered Plan is not tax qualified. Section 409A of the Internal Revenue Code, enacted as part of the American Jobs Creation Act of 2004, sets forth specific tax requirements related to nonqualified deferred compensation plans, including the Grandfathered Plan. Rules under Section 409A were effective for nonqualified deferrals of compensation after December 31, 2004. As a result, after December 31, 2004, no new contributions were accepted into the Grandfathered Plan.
Effective January 1, 2005, the Employer began operating a new nonqualified deferred compensation plan designed to comply with Section 409A, which we refer to as the Plan. The Plan provides for two classes of participants. Class 1 participants may contribute to the Plan up to 95% of their base pay and up to 95% of any Employer-paid bonus. Class 2 participants may defer only an amount of base pay equal to any 401(k) compliance test refund. Effective January 1, 2007, all participants became eligible to defer up to 80% of their base salary (including an amount of base pay equal to any 401(k) compliance test refund) and 100% of any Employer-paid bonus. Members of the Board may contribute up to 100% of their director fees. All contributions made by participants are 100% vested. The Employer may, on an annual basis, elect to make matching and/or discretionary employer contributions, although to date, the Employer has not made any such contributions. Matching and discretionary contributions vest as determined by the Employer or the Plan’s administrative committee, which we refer to in this section of the proxy statement as the Plan Committee. The Employer or the Plan Committee may accelerate the vesting on matching and/or discretionary Employer contributions at any time, and accelerated vesting will generally occur automatically upon a change in control as defined in Section 409A.
Under the Plan, all contributions for a Plan year are allocated among the following two types of accounts at the election of the Participant: Separation from Service accounts and Scheduled Distribution accounts. Separation from Service accounts are generally payable in a lump sum or installments six months following the termination of a Participant’s employment. Scheduled Distribution accounts are generally payable as a lump sum at a designated date at least three years from the year of deferral. Participants have limited rights to delay distributions from either type of account, provided that the election to delay a distribution (i) is made at least twelve months prior to the date the distribution would otherwise have been made, and (ii) delays the distribution for at least five years. All accounts are payable immediately upon the Participant’s disability or death. Participants generally have the right to receive an early distribution from their accounts only upon an unforeseeable emergency. Participants have the right to designate hypothetical investments for their accounts, and their accounts are credited with gains or losses in accordance with the Participants’ selections.
All contributions are placed in a rabbi trust which restricts the Employer’s use of and access to the contributions. However, all money in the rabbi trust remains subject to the Employer’s general creditors in the event of bankruptcy. The trustee, Wells Fargo Bank, N.A., is entitled to invest the trust fund in accordance with guidelines established by the Employer. Currently, all assets are invested in a Trust-Owned Life Insurance policy. To the extent that the funds in the trust are insufficient to pay Plan benefits, the Employer is required to fund the difference.

The Plan Committee is charged with responsibility to select certain mutual funds, insurance company separate accounts, indexed rates or other methods, which we refer to as Measurement Funds, for purposes of crediting or debiting additional amounts to Participants’ account balances. Participants may elect one or more of these Measurement Funds for purposes of crediting or debiting additional amounts to his or her account balance. As necessary, the Plan Committee may discontinue, substitute or add a Measurement Fund. Each such action will take effect as of the first day of the first calendar quarter that begins at least thirty days after the day on which the Plan Committee gives Participants advance written notice of such change. Participants can change their Measurement Fund allocations daily. The Measurement Funds are valued daily at their net asset values.
Using the weighted average return methodology, the rate of return for the Plan, as a weighted portfolio, for the prior twelve-month period ended July 31, 2021 was 22.95%. The rate of return of the S&P 500 for that same period was 40.79%. For this purpose, the weighted portfolio is a weighted average percentage allocation based on the Plan sponsor’s liability holdings for a given point in time, and the weighted average returns are calculated based on the weights assigned using the returns of the underlying funds. Actual account cash balances were not used in calculating this performance. The Plan does not provide for the payment of interest based on above-market rates.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
The employment agreement with Mr. Katz and the Company’s executive severance policy, which applies to Messrs. Barkin, O’Donnell and Shapiro and Mmes. Campbell and Lynch, require us to provide certain compensation in the event of certain terminations of employment or upon a change in control of the Company. The employment agreement with Mr. Katz and the executive severance policy provide that the Company may terminate the executive at any time with or without cause. However, if the executive’s employment is terminated without cause or terminated by the executive for good reason, then the executive shall be entitled, in exchange for a signed release, to receive compensation in the amounts and under the circumstances described below. In addition, the forms of equity award agreements used with all of our employees provide for the full acceleration of vesting of outstanding SARs, restricted stock and RSUs upon a change in control of the Company. In accordance with the employment agreement with Mr. Katz, if he breaches the post-employment non-competition or non-solicitation covenants to which he is subject under his employment agreement, then he must promptly reimburse the Company for any severance payments received from, or payable by, the Company.
The amounts shown in the tables below are estimates of the value of the payments and benefits each of our NEOs, except for Ms. Campbell, would have been entitled to receive had a termination event and/or a change in control of the Company occurred, effective as of July 31, 2021. With respect to Ms. Campbell, as of July 31, 2021, she is employed in the role of Senior Advisor - Mountain Division, and in such capacity is no longer serving as an executive officer of the Company. Further, as previously disclosed in our Current Report on Form 8-K filed with the SEC on April, 12, 2021, if her employment ends without cause prior to June 6, 2023, Ms. Campbell will be entitled to receive a severance payment in the amount of her base salary for a period of time which is the lesser of (i) the number of months from the date of termination until June 6, 2023, or (ii) one year.
         Robert A. Katz, Chairman and Chief Executive Officer
Mr. Katz’s employment agreement provides that upon (i) the giving of notice of non-renewal of the agreement by the Company or termination of employment by the Company without cause or (ii) termination of employment by Mr. Katz for good reason (as defined in the employment agreement), Mr. Katz is entitled to receive certain benefits (so long as he has executed a release in connection with his termination), including: (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) one year of COBRA premiums for continuation of health and dental coverage, payable in a lump sum; and (d) full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz. If, within twelve months of the consummation of a change in control of the Company, (i) the Company terminates Mr. Katz without cause or gives notice of non-renewal of his agreement or (ii) Mr. Katz terminates his employment for good reason, Mr. Katz is entitled to receive (so long as he has executed a release in connection with his termination): (a) two years of then-current base salary payable in a lump sum; (b) a prorated MIP award (provided that performance targets are met) for the portion of the Company’s fiscal year through the effective date of the termination or non-renewal, payable in lump sum; (c) an amount equal to the cash MIP award paid to Mr. Katz in the prior year, payable in lump sum; and (d) to the extent not already vested, full accelerated vesting of any RSUs, SARs or other equity awards held by Mr. Katz.

The following table describes the estimated potential compensation to Mr. Katz upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control	Termination following Change in Control(2)
Base Salary	$2,004,158	$—	$2,004,158
SAR/RSU Acceleration	5,634,145	1,874,881	3,759,264
MIP Award	1,002,079	—	1,002,079
Health Insurance	30,038	—	—
Total	$8,670,420	$1,874,881	$6,765,501

(1)Assumes the following: (a) base salary equal to $1,002,079 is in effect as of the assumed termination or change in control date of July 31, 2021; (b) executive’s unvested RSUs and SARs at July 31, 2021 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $305.20) (see footnote 2); and (c) all Company targets under the MIP are met and executive’s pro rata MIP award payable as of the termination date is the target amount indicated under Non-Equity Incentive Plan Awards in the Grants of Plan-Based Awards Table above.
(2)Amounts represented are unvested SAR and RSU granted prior to fiscal 2021, which were granted pursuant to previous award agreements. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.
(3)Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards from fiscal years prior to fiscal 2021 would have already accelerated in full upon the change in control event.
         Michael Z. Barkin, Executive Vice President and Chief Financial Officer
Pursuant to the Company’s executive severance policy, Mr. Barkin is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Barkin is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. Barkin upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control(2)	Termination following Change in Control(3)
Base Salary	$569,250	$—	$569,250
SAR/RSU Acceleration	—	1,609,804	2,607,493
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$569,250	$1,609,804	$3,176,743

(1)Assumes the following: (a) base salary equal to $569,250 is in effect as of the assumed termination or change in control date of July 31, 2021; (b) executive’s unvested SARs and RSUs at July 31, 2021 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $305.20) (see footnote 2); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.
(2)Amounts represented are unvested SAR and RSU granted prior to fiscal 2021, which were granted pursuant to previous award agreements. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.
(3)Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards from fiscal years prior to fiscal 2021 would have already accelerated in full upon the change in control event.
       Kirsten A. Lynch, Executive Vice President and Chief Marketing Officer
Pursuant to the Company’s executive severance policy, Ms. Lynch is entitled to receive severance payments upon certain terminations of employment. In addition, Ms. Lynch is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Ms. Lynch upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control(2)	Termination following Change in Control(3)
Base Salary	$569,250	$—	$569,250
SAR/RSU Acceleration	—	1,609,781	2,607,493
MIP Award	—	—	—
Health Insurance	—	—	—
Total	$569,250	$1,609,781	$3,176,743

(1)Assumes the following: (a) base salary equal to $569,250 is in effect as of the assumed termination or change in control date of July 31, 2021; (b) executive’s unvested SARs and RSUs at July 31, 2021 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $305.20) (see footnote 2); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.
(2)Amounts represented are unvested SAR and RSU granted prior to fiscal 2021, which were granted pursuant to previous award agreements. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.
(3)Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards from fiscal years prior to fiscal 2021 would have already accelerated in full upon the change in control event.
         James C. O’Donnell, President - Mountain Division
Pursuant to the Company’s executive severance policy, Mr. O’Donnell is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. O’Donnell is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.
The following table describes the estimated potential compensation to Mr. O’Donnell upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control(2)	Termination following Change in Control(3)
Base Salary	$500,000	$—	$500,000
SAR/RSU Acceleration	—	786,794	1,032,645
MIP Award	—	—	221,203
Health Insurance	—	—	—
Total	$500,000	$786,794	$1,753,848

(1)Assumes the following: (a) base salary equal to $500,000 is in effect as of the assumed termination or change in control date of July 31, 2021; (b) executive’s unvested SARs and RSUs at July 31, 2021 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $305.20) (see footnote 2); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.
(2)Amounts represented are unvested SAR and RSU granted prior to fiscal 2021, which were granted pursuant to previous award agreements. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.
(3)Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards from fiscal years prior to fiscal 2021 would have already accelerated in full upon the change in control event.

David T. Shapiro, Executive Vice President, General Counsel and Secretary
Pursuant to the Company’s executive severance policy, Mr. Shapiro is entitled to receive severance payments upon certain terminations of employment. In addition, Mr. Shapiro is entitled to receive payments upon a termination occurring within a certain period of time following a change in control.

The following table describes the estimated potential compensation to Mr. Shapiro upon termination or a change in control of the Company:

Executive Benefits and Payments(1)	Termination without Cause or Resignation for Good Reason	Change in Control(2)	Termination following Change in Control(3)
Base Salary	$517,500	$—	$517,500
SAR/RSU Acceleration	—	1,116,267	1,567,683
MIP Award	—	—	232,875
Health Insurance	—	—	—
Total	$517,500	$1,116,267	$2,318,058

(1)Assumes the following: (a) base salary equal to $517,500 is in effect as of the assumed termination or change in control date of July 31, 2021; (b) executive’s unvested SARs and RSUs at July 31, 2021 would be subject to accelerated vesting on that date (when the closing price per share of our common stock was $305.20) (see footnote 2); and (c) MIP award payable under the executive severance policy upon a termination following a change in control is equal to the most recent MIP award paid to the executive.
(2)Amounts represented are unvested SAR and RSU granted prior to fiscal 2021, which were granted pursuant to previous award agreements. For equity awards granted in fiscal 2021 and beyond, in the event of a change in control, equity will only have accelerated vesting if an award is not assumed or replaced or in the event of a termination without cause within 12 months of a change in control event.
(3)Benefits triggered upon termination without cause or resignation for good reason would apply in the same manner following a change in control pursuant to the Company’s executive severance policy when the new owners are bound by the terms of the executive severance policy, except that equity awards from fiscal years prior to fiscal 2021 would have already accelerated in full upon the change in control event.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table summarizes the Company’s equity compensation plans as of July 31, 2021:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)(2) (in thousands)	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (in thousands)
Equity compensation plans approved by security holders	1,016	$181.17	2,818
Equity compensation plans not approved by security holders	—	—	—
Total	1,016	$181.17	2,818

(1)Includes 143,000 RSUs that are not included in the calculation of the Weighted-Average Exercise Price in column (b).

(2)Includes the gross number of shares underlying outstanding SARs. Upon the exercise of a SAR, the actual number of shares we will issue to the participant is equal the quotient of (i) the product of (x) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (y) the number of SARs exercised, divided by (ii) the per share fair market value of our common stock on the date of exercise, less any shares withheld to cover payment of applicable tax withholding obligations.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K (we refer to the statute and the regulation collectively as the “pay ratio rule”), we are providing the ratio of the annual total compensation of Mr. Katz, our Chief Executive Officer, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with the pay ratio rule.

To calculate the pay ratio, we determined our median employee as of July 31, 2021, which is the last day of our fiscal 2020. On July 31, 2021, we had 13,734 employees, 6,210 of which were year-round employees and 7,524 of which were seasonal employees.

To identify the “median employee” for the purposes of this disclosure, we analyzed, for all of the individuals employed by us as of July 31, 2021, or as of June 30, 2021 in the case of Australian employees, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for a 12-month period ending on July 31, 2021 or June 30, 2021 (in the case of Australia), plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates based upon the employee’s deferral elections on the date identified. For our Canadian employees, the rate of pay was converted to U.S. Dollars using a conversion rate US$1.0000 to CAD$.8020. For our Australian employees, the rate of pay was converted to U.S. Dollars using a conversion rate of US$1.0000 to AUS$0.7340. No cost-of-living adjustments were made.

Total Annual Compensation of our CEO in fiscal 2021 was $3,814,789 and was based on the compensation reportable in the Summary Compensation Table according to applicable instructions and interpretations. When compared to the total annual compensation for our median employee of $17,128, this results in a pay ratio of 223:1.

The nature of our operations requires the use of many seasonal and part-time employees who do not work year round, and accordingly, we are providing a supplemental disclosure annualizing the compensation of such employees. To identify the “median employee” for purposes of this supplemental disclosure, we analyzed, for all of the individuals employed by use as of July 31, 2021, or as of June 30, 2021 in the case of Australian employees, the compensation that we paid to each of those individuals for the 12-month period ending on that date. We considered each employee’s “compensation” to consist of (i) the employee’s total gross earnings for the 12-month period ending July 31, 2021 or June 30, 2021 (in the case of Australia), plus (ii) the estimated amount of the Company’s contributions for that period to the retirement plans in which the employee participates. The compensation for seasonal or part-time employees who were not employed by us for the entire 12-month period was annualized to reflect compensation for a comparable period (or 2,080 hours worked during the year). The same Canadian and Australian dollar currency conversion rates as stated above were used for this supplemental disclosure. No cost-of-living adjustments were made.

Using the total annual compensation of our CEO in fiscal 2021 of $3,814,789 as presented in the Summary Compensation Table, when compared to the total annualized compensation for our median employee as of July 31, 2021 of $40,684, this results in a pay ratio of 94:1.

PROPOSAL 2. RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected, and the Board has ratified the selection of, PricewaterhouseCoopers LLP to serve as our independent registered public accounting firm for fiscal 2022, and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. PricewaterhouseCoopers LLP has been the Company’s independent registered public accounting firm since 2002. PricewaterhouseCoopers LLP expects to have a representative at the annual meeting who will have the opportunity to make a statement and who will be available to answer appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. It is understood that even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the Company and its stockholders.
FEES BILLED TO VAIL RESORTS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL 2021 AND FISCAL 2020
Audit Fees.    Audit fees (including expenses) billed (or billable) to the Company by PricewaterhouseCoopers LLP for the audit of our annual financial statements included in our Form 10-K and the review of the financial statements included in our Forms 10-Q with respect to fiscal 2021 and fiscal 2020 were $2,873,900 and $2,896,000, respectively. For both fiscal years, such fees included fees for PricewaterhouseCoopers LLP’s examination of the effectiveness of the Company’s internal control over financial reporting.
Audit-Related Fees.    There were no audit related fees billed by PricewaterhouseCoopers LLP with respect to fiscal 2021 and fiscal 2020.
Tax Fees.    Tax fees billed or billable by PricewaterhouseCoopers LLP with respect to fiscal 2021 were $135,000. In fiscal 2020, there were 178,400 of tax fees billed by PricewaterhouseCoopers LLP. Such fees for fiscal 2021 were related to tax services provided to the Company in connection with international tax compliance.
All Other Fees.    All other fees (including expenses) billed by PricewaterhouseCoopers LLP with respect to fiscal 2021 and fiscal 2020 were $9,000 and $5,100, respectively. Such fees were related to software licensing fees for technical research tools.
The Audit Committee determined that the provision of services other than audit services by PricewaterhouseCoopers LLP was compatible with maintaining PricewaterhouseCoopers LLP’s independence.
The Audit Committee has the sole authority to approve all audit engagement fees and terms and pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee has delegated authority to the Chair of the Audit Committee to pre-approve services between Audit Committee meetings, which must be reported to the full Audit Committee at its next meeting. Fees for permissible non-audit services that are not pre-approved must be less than 5% of total fees paid. For fiscal 2021 and fiscal 2020, all of the fees included under the headings “Tax Fees” and “All Other Fees” above were pre-approved by the Audit Committee.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 31, 2022.

PROPOSAL 3. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Exchange Act, we are asking stockholders to approve an advisory resolution, commonly referred to as a “say-on-pay” resolution, approving our executive compensation as reported in this proxy statement. As described in the CD&A section of this proxy statement, our executive compensation program is designed to incentivize achievement of short and long-term Company and individual performance. We believe this compensation approach aligns the interests of our executive officers with those of our stockholders.
The Compensation Committee has structured our executive compensation program to achieve the following key objectives:
•Emphasizing Pay-for-Performance.  Emphasize pay-for-performance by tying annual and long-term compensation incentives to achievement of specified performance objectives or overall stock performance.
•Attracting, Retaining and Motivating.  Attract, retain and motivate talented executives who will determine our long-term success through a program competitive with compensation paid by companies in the same market for executive talent.
•Rewarding Contributions and Creating Long-Term Value.  Recognize and reward contributions of all employees, including executive officers, in achieving strategic goals and business objectives, while aligning the program with stockholder interests.
We encourage stockholders to read the CD&A (as well as the other tables and narrative disclosures included in this proxy statement), which describes in more detail how our executive compensation program operates and is designed to achieve our compensation objectives, including through the use of annual incentive awards, long-term equity awards, a high percentage of compensation that is variable or “at-risk” and performance-based stock awards for our CEO. The Compensation Committee and the Board believe that the policies and procedures articulated in the CD&A are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has supported and contributed to the Company’s recent and long-term success and is aligned with the interests of our stockholders.
At the 2020 annual meeting, we submitted a “say-on-pay” resolution to our stockholders. Our stockholders approved this proposal with approximately 97% of the votes cast on the proposal voting in favor of the resolution. Because our Board views the annual advisory vote as a good corporate governance practice, and because at our 2017 annual meeting approximately 93% of the votes cast on the frequency proposal were in favor of an annual advisory vote, we are again asking stockholders to approve the compensation of our NEOs as disclosed in this proxy statement. The Board currently believes that holding an annual say-on-pay vote is the most appropriate policy for the Company, consistent with the overwhelming preference indicated by our stockholders at the 2017 annual meeting. Therefore we expect that the next say on pay vote will occur at the 2022 annual meeting of stockholders.
Accordingly, the Board unanimously recommends that stockholders approve the following advisory resolution at the annual meeting:
“RESOLVED, that the compensation paid to the named executive officers of Vail Resorts, Inc., as disclosed pursuant to the rules of the Securities and Exchange Commission, including the CD&A, compensation tables and related narrative discussion, is hereby APPROVED.”
Although this vote is advisory and is not binding on the Company, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF EXECUTIVE COMPENSATION.

THE ANNUAL MEETING AND VOTING – QUESTIONS AND ANSWERS
How can stockholders attend the annual meeting?
Due to the continued public health impact of the COVID-19 pandemic and to support the health and well-being of our stockholders, employees and directors, this year’s annual meeting will be held entirely online. Only such stockholders as of the close of business on October 12, 2021, their proxy holders, and our invited guests may attend the Annual Meeting. To participate in the virtual annual meeting, visit www.virtualshareholdermeeting.com/MTN2021 and log in using the 16-digit control number printed in the box marked by the arrow on your proxy card. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call 844-986-0822 (U.S.) or 303-562-9302 (international) for assistance.
What is the agenda for the annual meeting?
The annual meeting will include a discussion of and voting on matters described in the Notice of 2021 Annual Meeting of Stockholders and Proxy Statement and a brief question and answer session. The question and answer session will be limited only to questions relating to the proposals set forth in the Notice and Proxy Statement. We will not be providing a business update or answering any business or company performance related questions at the annual meeting as we will be releasing our results for the first quarter of fiscal 2022 the following day and holding an investor call to discuss the results at such time. If you wish to submit a question relating to the proposals set forth in the Notice and Proxy Statement, immediately before or during the meeting, log into the virtual meeting platform at www.virtualshareholdermeeting.com/MTN2021, type your question into the “Ask a Question” field, and click “Submit.”
What is the difference between a stockholder of record and a “street name” holder?
If your shares of the Company’s common stock are registered directly in your name with the Company’s transfer agent, EQ Shareowner Services, then you are a stockholder of record.
If your shares are not held in your name, but rather are held through an intermediary, such as in an account at a brokerage firm or by a bank, trustee or other nominee, then you are the beneficial owner of shares held in “street name.” However, as a beneficial owner, you have the right to direct your broker or other nominee regarding how to vote the shares held in your account.
Who is entitled to vote at or attend the annual meeting?
Holders of record and street name holders (subject to the requirements below) of our common stock and the Exchangeable Shares (as defined below) as of the close of business on October 12, 2021, which we refer to as the record date, are entitled to vote. On the record date, we had 40,449,022 shares of common stock outstanding and 33,794 Exchangeable Shares outstanding. Each share, including each Exchangeable Share, is entitled to one vote on each item being voted on at the annual meeting. You are entitled to attend the annual meeting only if you were a stockholder, joint holder or holder of Exchangeable Shares as of the record date or you hold a valid proxy for the annual meeting.
        If you are a stockholder of record:
If you are a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy in advance of the annual meeting over the telephone or on the Internet as instructed in the Notice of Internet Availability of Proxy Materials to ensure your vote is counted.
        If you are a street name holder:
If you are a street name holder, you may not vote your shares at the virtual annual meeting unless you request and obtain a valid proxy from your broker or other nominee and follow the instructions on how to attend the virtual meeting. If you want to attend the virtual annual meeting, but not vote at the meeting, you must also follow the instructions of your broker or other nominee on how to attend the virtual meeting. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy or otherwise instruct your nominee how to vote on your behalf in advance of the annual meeting in accordance with the instructions provided by your bank, broker, trustee or other nominee.

How do I vote my shares?
        If you are a stockholder of record of our common shares:
        By Telephone or the Internet
Stockholders of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 7, 2021.
        By Mail
Stockholders who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.
By Participating in the Virtual Annual Meeting
Stockholders of record who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2021, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
       If you are a street name holder of our common shares:
        By Telephone or the Internet
If your broker or other nominee provides for a means to submit your voting instructions by telephone or the Internet, you will be provided with directions on doing so by your broker or other nominee.
        By Mail
Street name holders may vote by mail by requesting a paper voting instruction card according to the instructions contained in the materials received from your broker or other nominee.
        By Participating in the Virtual Annual Meeting
Street name holders who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2021, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided.
If you are a holder of record of the Whistler Blackcomb exchangeable shares:
Holders of exchangeable shares, which we refer to as the “Exchangeable Shares,” issued by Whistler Blackcomb Holdings, Inc. (formerly known as 1068877 B.C. Ltd.), a Canadian subsidiary of ours (“Exchangeco”), are receiving these proxy materials in accordance with the provisions of the Exchangeable Shares and the Voting and Exchange Trust Agreement (the “Trust Agreement”), dated as of October 16, 2016, among the Company, 1089881 B.C. Ltd., Exchangeco and Computershare Trust Company of Canada (the “Trustee”). The Exchangeable Shares are exchangeable for shares of the Company’s common stock on a one-for-one basis.
In accordance with the Trust Agreement, holders of Exchangeable Shares are effectively provided with voting rights for each Exchangeable Share that are nearly equivalent to the voting rights applicable to a share of the Company’s common stock, and holders are entitled to instruct the Trustee as to how to vote their Exchangeable Shares. The Trustee holds one share of the Company’s preferred stock designated as the “Special Voting Share.” The Special Voting Share entitles the Trustee to vote on matters in which holders of the Company’s common stock are entitled to vote. The Special Voting Share is entitled to a number of votes equal to the number of Exchangeable Shares outstanding on the record date for determining holders of the Company’s common stock entitled to vote and for which the Trustee has received voting instructions from the holders of such Exchangeable Shares. The Special Voting Share shall vote together with the holders of the Company’s common stock as a single class.
In accordance with the terms of the Trust Agreement, the Company has undertaken to perform the obligations of the Trustee and has authorized Broadridge Financial Solutions, Inc. (“Broadridge”) to collect and receive directly the votes from the holders of the Exchangeable Shares on its behalf. Based upon the foregoing, holders of Exchangeable shares are entitled to cast up to 33,794 votes at the annual meeting. However, Broadridge will receive and tabulate each vote attached to the

Exchangeable Shares only on the basis of instructions received from the holders of record of the Exchangeable Shares. In the absence of instructions from a holder as to voting, Broadridge will not include the Exchangeable Shares held by such holder in the vote.
If you are a holder of record of Exchangeable Shares, you can vote your Exchangeable Shares:
By Telephone or the Internet
Holders of Exchangeable Shares of record can vote their shares via telephone or the Internet as instructed in the Notice of Internet Availability of Proxy Materials. The telephone and Internet procedures are designed to authenticate a stockholder’s identity, to allow stockholders to vote their shares and confirm that their instructions have been properly recorded.
The telephone and Internet voting facilities will close at 11:59 p.m., Eastern Time, on December 7, 2021.
By Mail
Holders of Exchangeable Shares who elect to vote by mail should request a paper proxy card by telephone or Internet and should complete, sign and date their proxy cards and mail them in the pre-addressed envelopes that accompany the delivery of paper proxy cards. Proxy cards submitted by mail must be received by the time of the meeting in order for your Exchangeable Shares to be voted.
        By Participating in the Virtual Annual Meeting
Holders of Exchangeable Shares who wish to vote electronically at the virtual annual meeting may visit www.virtualshareholdermeeting.com/MTN2021, log in using the 16-digit control number printed in the box marked by the arrow on your proxy card, click on the vote button on the screen and follow the instructions provided. You may also instruct Broadridge to give a proxy to a designated representative of the Company to exercise such voting rights.
Only holders of Exchangeable Shares whose names appear on the records of Exchangeco as the registered holders of Exchangeable Shares on the record date are entitled to exercise voting rights in respect of their Exchangeable Shares at the annual meeting. If on the record date your Exchangeable Shares were held not in your name, but rather in the name of a nominee, then you are the beneficial owner of Exchangeable Shares held in “street name” and these proxy materials, if you have received them, are being forwarded to you by that nominee. The nominee holding your account is considered to be the stockholder of record for purposes of voting your Exchangeable Shares. As a beneficial owner, you have the right to direct your nominee on how to vote your Exchangeable Shares in accordance with the instructions provided by your nominee.
Can I change my vote?
If you are a stockholder of record of common stock, you may change your vote at any time prior to the vote at the annual meeting by:
•providing timely delivery of a later-dated proxy (including by telephone or Internet vote);
•providing timely written notice of revocation to our Secretary at 390 Interlocken Crescent, Broomfield, Colorado 80021; or
•attending the virtual annual meeting and voting electronically.
To be timely, later dated proxy cards and written notices if revocation is submitted by mail, must be received by the time of the annual meeting. In order to change your vote by telephone or Internet, you must do so before the telephone and Internet voting facilities close at 11:59 p.m., Eastern Time, on December 7, 2021.
If you are a street name holder of common stock, you may change your vote by timely submitting new voting instructions to your broker or other nominee following the instructions they provided, or, if you have obtained a valid proxy from your broker or other nominee giving you the right to vote your shares, by attending the virtual meeting and voting electronically.
If you are a holder of Exchangeable Shares, you may revoke your voting instructions to Broadridge in accordance with the voting direction provided by Broadridge.
How many shares must be present or represented to conduct business at the annual meeting?
The quorum requirement for holding the annual meeting and transacting business is that holders of a majority of the issued and outstanding common stock that is entitled to vote must be present virtually or represented by proxy. Both abstentions and broker non-votes described below are counted for the purpose of determining the presence of a quorum. If there is no quorum, the holders of a majority of shares present at the virtual meeting or represented by proxy may adjourn the annual meeting to another date.

How are abstentions treated?
Abstentions are counted for purposes of determining whether a quorum is present. For purposes of determining whether the stockholders have approved a matter, abstentions are not treated as votes cast affirmatively or negatively, and therefore do not have any effect on the outcome of a matter to be voted on at the annual meeting that requires an affirmative vote of a majority of the votes cast by holders of our common stock present virtually or by proxy at the annual meeting. A “majority of votes cast” means the number of “FOR” votes exceeds the number of “AGAINST” votes.
What are the voting requirements?
Proposal 1—Election of Directors
In the election of directors named in this proxy statement, you may vote “FOR” one or more of the nominees or your vote may be “AGAINST” one or more of the nominees. Alternatively, you may vote “ABSTAIN” with respect to one or more nominees. You may not cumulate your votes for the election of directors. To be elected, each director nominee requires a majority of the votes cast for his or her election, which means that each director nominee must receive more votes cast “FOR” than “AGAINST” that director nominee. Abstentions are not treated as voting on this proposal. If stockholders do not elect a nominee who is already serving as a director, Delaware law provides that the director would continue to serve on the Board as a “holdover director,” rather than causing a vacancy, until a successor is duly elected or until the director resigns. Under our Corporate Governance Guidelines and as permitted by our Bylaws, each director has submitted an advance, contingent resignation that the Board may accept if stockholders do not elect the director. In that situation, our Nominating & Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board will promptly publicly disclose its decision regarding the director’s resignation.
Proposal 2—Ratification of Selection of PricewaterhouseCoopers LLP
In the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending July 31, 2022, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal.
Proposal 3—Advisory Vote to Approve Executive Compensation
In the advisory vote to approve executive compensation, you may vote “FOR,” “AGAINST” or “ABSTAIN.” This proposal requires the affirmative vote of a majority of those shares present virtually or represented by proxy, entitled to vote, and actually voting on the proposal at the annual meeting. Abstentions are not treated as voting on this proposal. The vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. However, the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding executive compensation as it deems appropriate.
What are “broker non-votes”?
If you hold shares in street name through a broker and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given by the beneficial owner. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are considered present for the purpose of determining a quorum but are not considered entitled to vote or votes cast on that proposal. Thus, a broker non-vote will make a quorum more readily attainable, but, broker non-votes will not affect the outcome of any matter being voted on at the annual meeting, assuming that a quorum is obtained.
If your shares are held in street name and you do not instruct your broker on how to vote your shares, your brokerage firm, in its discretion, may either leave your shares unvoted or vote your shares on “routine” matters. The proposal to ratify the selection of our independent registered public accounting firm for the current fiscal year (Proposal 2) is considered a routine matter. Under the rules of the New York Stock Exchange, or the NYSE, the election of directors (Proposal 1) and the advisory vote to approve executive compensation (Proposal 3) are not considered routine matters and, consequently, without your voting instructions, your broker cannot vote your uninstructed shares on these proposals.
Who will serve as inspector of elections?
The inspector of elections will be a representative from Broadridge Financial Solutions, Inc.

Who will bear the cost of soliciting votes for the annual meeting?
The Company is soliciting your proxy, and we will bear the cost of soliciting proxies. In addition to the original solicitation of proxies, proxies may be solicited personally, by telephone or other means of communication, by our directors and employees. Directors and employees will not be paid any additional compensation for soliciting proxies.
We may reimburse brokers holding common stock in their names or in the names of their nominees for their expenses in sending proxy material to the beneficial owners of such common stock.
What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials?
If you receive more than one Notice of Internet Availability of Proxy Materials, it means that you have multiple accounts at the transfer agent or with brokers or other nominees. Please vote all of your shares as described herein, or follow the instructions received from each broker or other nominee, to ensure that all of your shares are voted.
What if I submit a proxy but do not make specific choices?
If a proxy is voted by telephone or Internet, or is signed and returned by mail without choices specified, in the absence of contrary instructions, the shares of common stock represented by such proxy will be voted as recommended by the Board, and will be voted in the proxy holders’ discretion as to other matters that may properly come before the annual meeting.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be reported in a Form 8-K, which will be filed with the SEC following the annual meeting.
Annual Meeting Materials
The Notice of Internet Availability of Proxy Materials, Notice of Annual Meeting, this proxy statement and the Annual Report have been made available to all stockholders and holders of Exchangeable Shares entitled to Notice of Internet Availability of Proxy Materials and entitled to vote at the annual meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING
The deadline for stockholders to submit proposals pursuant to Rule 14a-8 of the Exchange Act for inclusion in the Company’s proxy statement and proxy for the 2022 annual meeting of stockholders is June 27, 2022. Such proposals must be received at the Company’s principal executive offices no later than such date.
If you wish to nominate a director or submit a proposal for consideration at the Company’s 2022 annual meeting of stockholders that is not to be included in next year’s proxy materials, your proposal or nomination must be submitted in writing to the Secretary of the Company not later than September 9, 2022 nor earlier than August 10, 2022. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Such notices must be in accordance with the procedures described in our Bylaws. You can obtain a copy of our Bylaws by writing the Secretary at the address shown on the cover of this proxy statement.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are Company stockholders may be “householding” our proxy materials to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report (if you requested one) will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report, please notify your broker to discontinue householding and direct your written request to receive a separate Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report to the

Company at: Vail Resorts, Inc., Attention: Investor Relations, 390 Interlocken Crescent, Broomfield, Colorado, 80021, or by calling (303) 404-1800. Stockholders who currently receive multiple copies of the Notice of Internet Availability of Proxy Materials, proxy statement and Annual Report at their address and would like to request householding of their communications should contact their broker.

OTHER MATTERS
At the date of this proxy statement, the Board has no knowledge of any business other than that described herein which will be presented for consideration at the annual meeting. In the event any other business is presented at the annual meeting, the persons named in the enclosed proxy will vote such proxy thereon in accordance with their judgment in the best interests of the Company.
David T. Shapiro
Executive Vice President, General Counsel & Secretary
October 25, 2021
        A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021 is available without charge upon written request to: Secretary, Vail Resorts, Inc., 390 Interlocken Crescent, Broomfield, Colorado 80021.

VAIL RESORTS

VAIL RESORTS, INC.
390 INTERLOCKEN CRESCENT
BROOMFIELD, CO 80021

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on December 7, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/MTN2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on December 7, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D61329-P62919 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

**THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.**

**VAIL RESORTS, INC.**

**The Board of Directors recommends you vote FOR the following:**

1. Election of Directors

| **Nominees:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 1a. Susan L. Decker | ☐ | ☐ | ☐ |
| 1b. Robert A. Katz | ☐ | ☐ | ☐ |
| 1c. Kirsten A. Lynch | ☐ | ☐ | ☐ |
| 1d. Nadia Rawlinson | ☐ | ☐ | ☐ |
| 1e. John T. Redmond | ☐ | ☐ | ☐ |
| 1f. Michele Romanow | ☐ | ☐ | ☐ |
| 1g. Hilary A. Schneider | ☐ | ☐ | ☐ |
| 1h. D. Bruce Sewell | ☐ | ☐ | ☐ |
| 1i. John F. Sorte | ☐ | ☐ | ☐ |
| 1j. Peter A. Vaughn | ☐ | ☐ | ☐ |

| | | |
|---|---|---|
| Please indicate if you plan to attend this meeting. | ☐ | ☐ |
| | **Yes** | **No** |

| **The Board of Directors recommends you vote FOR proposals 2 and 3:** | **For** | **Against** | **Abstain** |
|---|---|---|---|
| 2. Ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending July 31, 2022. | ☐ | ☐ | ☐ |
| 3. Hold an advisory vote to approve executive compensation. | ☐ | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

**VAIL RESORTS, INC.**
**ANNUAL MEETING OF STOCKHOLDERS**
**Wednesday, December 8, 2021**
**9:00 a.m., Mountain Time**

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:**
The Combined Document is available at www.proxyvote.com.

D61330-P62919

**VAIL RESORTS, INC.**
**ANNUAL MEETING OF STOCKHOLDERS**
**Wednesday, December 8, 2021**
**9:00 a.m., Mountain Time**

**This proxy is solicited by the Board of Directors for use at the Annual Meeting on December 8, 2021.**

The shares of stock you hold in this account will be voted as you specify on the reverse side.

**If no choice is specified, the proxy will be voted "FOR" Items 1, 2 and 3 and otherwise in the discretion of the proxies.**

By signing the proxy, you revoke all prior proxies and appoint Kirsten A. Lynch and Michael Z. Barkin, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may properly come before the Annual Meeting and all adjournments or postponements thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

**Continued and to be signed on the reverse side**